EXHIBIT 2.4
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
WHAKATANE MILL LIMITED
AND
CARTER HOLT HARVEY LIMITED
Dated as of April 25, 2010

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(continued)

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Page
Section 14.6 Assignment	63
Section 14.7 Amendment; Waivers	63
Section 14.8 Further Assurances	64
Section 14.9 Severability	64
Section 14.10 Headings	64
Section 14.11 Entire Agreement	64
Section 14.12 Counterparts	64
Exhibits
Exhibit A — Form of Australian Carton Board Supply Agreement
Exhibit B — Form of Deed to be entered into by Seller, Buyer, SuperLife Limited and SuperLife
Trustee Limited relating to Buyer’s participation in CHH Super as an “Associated Employer”
Exhibit C — Form of Deed to be entered into by Seller, Buyer and the trustees of the CHH
Retirement Plan relating to Buyer’s participation in the CHH Retirement Plan as an “Associated
Company”
Exhibit D — Form of Electricity Hedges Agreement
Exhibit E — Form of Logistics Services Agreement
Exhibit F — Form of NCC Fibre Supply Agreement
Exhibit G — Form of New Zealand Carton Board Supply Agreement
Exhibit H — Form of Pulp Supply Agreement
Exhibit I — Form of Pulpwood Fibre Procurement Agency Agreement
Exhibit J — Form of Transition Services Agreement
Exhibit K — Form of Waste Disposal Agreement
Exhibit L — Form of Trademark Assignment Agreement
Exhibit M — Form of IT Transition Services Letter
Annexes
Annex I — Accounting Principles
Annex II — Pro Forma Closing Statement

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 25, 2010, by and between Whakatane Mill Limited, a New Zealand company (“Buyer”), and Carter Holt Harvey Limited, a New Zealand company (“Seller”). Capitalized terms used herein without definition shall have the meanings given them in Article I hereto.
W I T N E S S E T H:
     WHEREAS, the Seller is engaged in, among other things, the business of manufacturing cartonboard at a mill located in Whakatane, New Zealand (the “Mill”) and thereafter distributing and selling such manufactured product (such activities, to the extent exclusively related to the Mill and product manufactured at the Mill, the “Business”); and
     WHEREAS, the Seller has agreed to sell and the Buyer has agreed to purchase specified assets of the Business and will assume specified liabilities of the Business as specified herein, all on the terms and subject to the conditions set forth in this Agreement.
ARTICLE I
DEFINITIONS
     “ACC Tail Liabilities” means all liabilities in respect of ACC claims arising from injuries to employees employed in the Business and injured prior to the Closing.
     “Affiliate” of a Person means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.
     “Agreement” is defined in the Preamble to this Agreement.
     “Allocation” has the meaning set forth in Section 2.10.
     “Assets” has the meaning set forth in Section 2.1.
     “Assumed Liabilities” has the meaning set forth in Section 2.3(b).
     “Australian Carton Board Supply Agreement” means the agreement to be made between Carter Holt Harvey Packaging Pty Limited and Buyer relating to the supply within Australia of folding box board by the Business, substantially in the form of Exhibit A.
     “Business” has the meaning set forth in the Recitals hereto.

     “Business Agreements” has the meaning set forth in Section 2.1(h).
     “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in Auckland, New Zealand.
     “Business IT Assets” means the hardware used by Seller in the conduct of the Business at Closing that is disclosed in Section 1.1 of the Seller Disclosure Letter.
     “Business Records” means the records of the Business held by or on behalf of the Seller at Closing, including:
     (a) historical records dealing with the production, manufacturing and supply and return of products of the Business;
     (b) lists of customers and suppliers of the Business;
     (c) personnel records for the Transferring Employees;
     (d) fixed asset registers; and
     (e) stock registers,
together with all media including electronic media containing such records, but excluding the Excluded Records.
     “Buyer” is defined in the Preamble to this Agreement.
     “Buyer Deeds of Participation” means:
     (a) in the case of CHH Super, the deed to be entered into by Seller, Buyer, SuperLife Limited and SuperLife Trustee Limited relating to Buyer’s participation in CHH Super as an “associated employer” in accordance with Section 6.6, substantially in the form of Exhibit B; and
     (b) in the case of the CHH Retirement Plan, the deed to be entered into by Seller, Buyer and the trustees of the CHH Retirement Plan relating to Buyer’s participation in the CHH Retirement Plan as an “associated company” in accordance with Section 6.6, substantially in the form of Exhibit C.
     “Buyer Indemnitees” has the meaning set forth in Section 12.2.
     “Buyer’s Offer” has the meaning set forth in Section 6.1(a).
     “Buyer’s Scheme” has the meaning set out in Section 6.9.

     “Cap” has the meaning set forth in Section 12.4(a).
     “Cash” means the consolidated cash and cash equivalents of the Business.
     “Cessation Date” means the date by which Buyer ceases participation in CHH Super or the CHH Retirement Plan (as the case may be).
     “Change of Control” means:
     (a) in relation to Seller or Buyer (as the case may be) the relevant party ceasing to be controlled directly or indirectly by a member of the Hart Group;
     (b) in relation to Buyer, also a sale of the majority of the assets comprising the Mill to a third party who is not controlled directly or indirectly by a member of the Hart Group; or
     (c) in relation to Seller, also Seller ceasing to be the principal employer under CHH Super or the “holding company” under the CHH Retirement Plan (as the case may be).
     “CHH Agreements” means
     (a) the Logistics Services Agreement;
     (b) the NCC Fibre Supply Agreement;
     (c) the Pulp Supply Agreement;
     (d) the Pulpwood Fibre Procurement Agency Agreement;
     (e) the New Zealand Carton Board Supply Agreement;
     (f) the Australian Carton Board Supply Agreement;
     (g) the Waste Disposal Agreement;
     (h) the Transition Services Agreement;
     (i) the Electricity Hedges Agreement;
     (j) the Buyer Deeds of Participation; and
     (k) the IT Transition Services Letter.

     “CHH Retirement Plan” means the superannuation scheme established by the Retirement Plan Trust Deed.
     “CHH Super” means the section within the SuperLife superannuation master trust relating to the Seller established pursuant to the Deed of Participation between SuperLife Limited, SuperLife Trustee Limited and Seller dated February 26, 2007.
     “CHH Tree Logos” means the tree logo trademarks in the forms depicted in New Zealand trademark registration numbers 244559 and 244564.
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Closing Net Working Capital Amount” has the meaning set forth in Section 2.6(a).
     “Closing Payment” has the meaning set forth in Section 2.3(a).
     “Closing Payment Adjustment”means an amount, if any, equal to US$6,800 per day, multiplied by the number of days between April 30, 2010 and the Closing Date (excluding the Closing Date).
     “Closing Statement” has the meaning set forth in Section 2.6(a).
     “Collective Agreement” has the meaning set forth in Section 6.1(a)(i).
     “Consent” has the meaning set forth in Section 10.8(a).
     “Contaminant” means any substance (including gases, odorous compounds, liquids, solids and micro-organisms) or energy or heat, that either by itself or in combination with the same, similar or other substances, energy or heat:
     (a) when discharged into water, changes or is likely to change the physical, chemical or biological condition of water; or
     (b) when discharged onto or into land, changes or is likely to change the physical, chemical or biological condition of the land into which it is discharged.
     “Contract” means any written or oral contract or any other legally binding agreement, commitment or undertaking.
     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.
     “Credit Suisse Security” means all guarantees and other security granted by, amongst others, Seller:
     (a) in favor of Credit Suisse AG, Sydney Branch (as Facility Agent and Security Agent) to secure the obligations of, among others, Seller and certain members of the Seller’s Group, in connection with a multi-option facility agreement dated December 18, 2006 (as amended from time to time) (“Credit Suisse Facility Agreement”); and
     (b) in favor of Westpac New Zealand Limited (as Notes Security Trustee) to secure the obligations of, among others, Seller and certain members of Seller’s Group, in connection with the Credit Suisse Facility Agreement and a notes security trust deed dated December 17, 2006.
     “Davies Block Resource Consents” means:
     (a) the land use consent issued by the Whakatane District Council on December 21, 1978 in relation to the Davies Block landfill which is located on part of the land now contained in Certificate of Title 46D/801 (South Auckland Land Registration District);
     (b) permit 024303 to discharge stormwater and/or leachate to groundwater issued by the Bay of Plenty Regional Council on April 22, 1998;
     (c) permit 024302 to discharge solid waste from wood and paper processing, and ancillary activities onto and/or into land issued by the Bay of Plenty Regional Council on April 22, 1998;
     (d) any variations to the above consent or permits; and
     (e) any replacement or additional resource consents, once received, necessary to operate the Davies Block landfill.
     “Default Event” means the occurrence of either of the following events:
     (a) Buyer materially defaults in the performance or observance of any of the terms of Article XI; or
     (b) an Insolvency Event occurs in relation to Buyer.
     “Default GST” means any additional GST, penalty, interest or other sum levied against Seller under the GST Act or the Tax Administration Act 1994 by reason of the non-payment or late payment of the GST payable in respect of any Taxable Supply made under this Agreement.
     “Disputed Item” has the meaning set forth in Section 2.6(b).
     “Dispute Notice” has the meaning set forth in Section 2.6(b).
     “Electricity Hedges” means the following and any replacement Contracts therefor that may be entered into for the Business prior to the Closing Date:
     (a) the electricity hedging arrangement between Seller and Contact Energy Limited as set forth in the International Swap Dealers Association Inc. (“ISDA”) Master Agreement between Seller and Contact Energy Limited dated August 9, 2001 (the “Contact ISDA Master Agreement”), the schedule to the Contact ISDA Master Agreement dated August 9, 2001 and the Electricity Swap Confirmation dated December 11, 2006 insofar as it relates to Grid Reference Point WRK2201 for the quantity of 5 MW; and
     (b) the electricity hedging arrangement between Seller and Mighty River Power Limited as set forth in the ISDA Master Agreement between Seller and Mighty River Power Limited dated February 1, 2000 (the “Mighty River Power ISDA Agreement”), the schedule to the Mighty River Power ISDA Agreement dated February 1, 2000 and the Electricity Swap Confirmation dated March 18, 2004 (as supplemented by a letter dated December 19, 2005 from Mighty River Power Limited), relating to Grid Reference Point ARI1101 for the quantity of 10 MW.
     “Electricity Hedges Agreement” means the agreement to be made between Seller and Buyer relating to the Electricity Hedges, substantially in the form of Exhibit D.
     “Eligible Insurance Proceeds” has the meaning set forth in Section 12.4(e).
     “Employee Benefits” means all accrued leave benefits as of the Closing for Transferring Employees, as set out in the Holidays Act 2003 (NZ), the Fair Work Act 2009 (C’W) and the Collective Agreements, including accrued annual leave and long service leave, statutory holidays in lieu, bereavement leave and sick leave.
     “Employee Plans” means all material pension or superannuation and profit-sharing, retirement and post-retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, bonus, incentive, deferred compensation, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, maintained or contributed to by Seller on behalf of the Business.

     “Employees” means (i) the employees of the Seller employed in the Business who are listed on Section 1.2 of the Seller Disclosure Letter, and (ii) any other employees who are first employed by the Seller after the date hereof but before Closing and who work primarily in the Business; but excluding any Person included in (i) or (ii) whose employment with the Seller terminates prior to Closing for any reason.
     “Environment” has the same meaning as the definition contained in the Resource Management Act 1991 (NZ).
     “Environmental Law” means any Law relating to the Environment in force and as applied at Closing (including the Resource Management Act 1991 (NZ) and Hazardous Substances and New Organisms Act 1996 (NZ)).
     “Environmental Permit” means any permit, license, authorization, registration, consent or other approval required pursuant to applicable Environmental Laws.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Liabilities” has the meaning set forth in Section 2.3(c).
     “Excluded Records” means records and information of Seller:
     (a) which Seller is required by Law to retain, including records relating to GST;
     (b) to the extent they relate to Excluded Assets;
     (c) to the extent they do not relate primarily to the Business; or
     (d) to the extent they relate to any claims or investigations outstanding at the Closing Date for which Seller has retained or assumed liability following Closing.
“Fundamental Representations” has the meaning set forth in Section 12.1.
     “Governmental Approvals” has the meaning set forth in Section 3.9(a).
     “Governmental Authority” means any government, any governmental, administrative or regulatory entity (including any stock exchange), authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body (whether in New Zealand, the U.S., or any other domestic or foreign national, federal, provincial, state or local entity or, in the case of an arbitral body, whether governmental, public or private).
     “Governmental Consents” has the meaning set forth in Section 2.1(g).

     “GST” means tax charged under the GST Act.
     “GST Act” means the Goods and Services Tax Act 1985 (NZ).
     “GST Group” has the meaning set forth in Section 7.1.
     “Hart Group” means (i) Graeme Hart, (ii) his spouse and members of his immediate family (including siblings, children, grandchildren and children and grandchildren by adoption) and (iii) in the event of incompetence or death of any of the persons described in clauses (i) and (ii) hereof, such person’s transferee by will, estate, executor, administrator, committee or other personal representative.
     “Improvements” means all right, title and interest of Seller in fixtures, buildings and other improvements on the Owned Real Property at Closing and includes all Seller’s right, title and interest in:
     (a) all roads, road gates, fences, tracks, accessways, culverts, erosion works, water-races, drainage works, water-storage and all works related to the prevention, detection or fighting of fire; and
     (b) in any instance where Seller owns the benefit of the work specified in paragraphs (b)(i) to (iv) below, work done on or for the benefit of the Owned Real Property by any owner, occupier or user thereof in:
     (i) the draining, excavation, filling, reclamation or stabilizing of the Owned Real Property, or the making of retaining walls or other works appurtenant to that draining, excavation, filling, reclamation or stabilizing;
     (ii) the grading or leveling of that Owned Real Property or the removal of rocks, stone, sand or soil;
     (iii) the removal or destruction of vegetation, or the effecting of any change in the nature or character of the vegetation;
     (iv) the arresting or elimination of erosion or flooding.
     For the avoidance of doubt, “Improvements” shall not include any Excluded Assets.
     “Indebtedness” means, with respect to any Person, as of any date of determination, all indebtedness of such Person for money borrowed or raised, including any accrued and unpaid interest thereon.
     “Indemnified Party” has the meaning set forth in Section 12.5(a).

     “Indemnifying Party” has the meaning set forth in Section 12.5(a).
     “Indemnity Threshold” has the meaning set forth in Section 12.4(a).
     “Initial Offer Date” has the meaning set forth in Section 6.1(b)(i).
     “Insolvency Event” means any of the following events:
     (a) Buyer:
     (i) commences a voluntary case or other proceeding seeking liquidation, statutory supervision, reorganization (other than a solvent reorganization) or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law;
     (ii) seeks the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property;
     (iii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;
     (iv) makes a general assignment for the benefit of creditors;
     (v) fails generally to pay its debts as they become due;
     (vi) takes any corporate action to authorize any of the foregoing; or
     (b) an involuntary case or other proceeding is commenced against Buyer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and that involuntary case or other proceeding remains undismissed and unstayed for a period of 20 Business Days, or an order for relief is entered against Buyer under any bankruptcy laws.
     “Intellectual Property” means all intellectual property and intellectual property rights including trademarks, service marks, trade names, distinguishing guises and trade dress including all goodwill associated with the foregoing, inventions, trade secrets, processes, formulae, compositions, designs, know-how, ideas, confidential business and technical information, domain names, copyrights, software, internet websites including content, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, including registrations and applications to register trademarks, patents, industrial designs, copyrights or mask works.
     “Intergroup Trade Payables” means all amounts owing by the Business under commercial trade terms to Seller or its Affiliates (excluding the Business) for the purchase of products or services in connection with the conduct of the Business.
     “Intergroup Trade Receivables” means all amounts owing to the Business under commercial trade terms from Seller or its Affiliates (excluding the Business) for the sale of products or services in connection with the conduct of the Business net of unallocated cash receipts.
     “Inventory” means all raw materials, packaging and containers, pallets, spare parts, work in progress and finished goods in use or intended for use in connection with the Business, including items which are owned by the Business which are in transit to or from the Business or in the custody or possession of third parties.
     “IRD” means the New Zealand Inland Revenue Department.
     “IT Transition Services Letter” means the letter to be exchanged by Seller and Buyer recording their agreement supplemental to the Transition Services Agreement in respect of certain sub-licenses and sub-leases of third party software or equipment proposed to be granted by Seller to Buyer, substantially in the form of Exhibit M.
     “Knowledge of Seller” means the actual knowledge as of the date hereof of any of the following persons:

Name	Position
Andrew Batchelar	Whakatane Mill, Finance

Graham Millar	Whakatane Mill, Facility Manager

Karl Klinge	Carter Holt Harvey, Finance

Brice Landman	Carter Holt Harvey, Chief Executive Pulp, Paper & Packaging

Emily Coffey	Carter Holt Harvey, Human Resources

Tracee Reeves	Carter Holt Harvey, Legal

Jim Newfield	Carter Holt Harvey, Environmental

Mike Youngman	Rank Group, M&A

Carl Cooper	Rank Group, Finance

Name	Position
Helen Golding	Rank Group, Legal

Nic Short	Rank Group, Legal

Robert Bailey	Rank Group, Legal

Stephen Pardy	Rank Group, Legal.
     “Law” means all (i) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.
     “Letters of Credit” means all letters of credit held by the Seller and issued by or in respect of certain customers of the Business to secure payment for goods and services provided by the Business as of Closing.
     “Liability” means all liabilities, losses, damages, costs, interest, fees, penalties, fines, assessments and expenses.
     “Licensed Names” means:
     (a) the “Carter Holt Harvey”, “Carter Holt”, “Carter”, “Holt”, “Harvey” and “CHH” words, names or trademarks or any word, name or trademark that is similar to or incorporates those words, names or trademarks;
     (b) the CHH Tree Logos; and
     (c) any other trademark that is substantially identical or deceptively similar to any of the trademarks listed in paragraphs (a) and (b) above.
     “Lien” means, with respect to any property or asset, any material mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.
     “LINZ” has the meaning set forth in 10.6(a).
     “Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, pending by or before any court, tribunal, arbitrator or other Governmental Authority.
     “Logistics Services Agreement” means the agreement to be made between Seller (trading as Lodestar) and Buyer relating to the provision of domestic and international freighting services for the Business, substantially in the form of Exhibit E.

     “Losses” means any damage, loss, liability or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation, but excluding any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a Third Party Claim.
     “Material Adverse Effect” means any event, occurrence, condition, development or effect that has had or would reasonably be expected to have a material adverse effect on the Business, results of operations or financial condition of the Business, taken as a whole, or the ability of Seller to perform its obligations under this Agreement or the CHH Agreements, other than any event, occurrence, condition, development or effect relating to (i) the industries in which the Business operates, (ii) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof or (iii) general economic conditions or capital or financial markets generally (including interest rate and exchange rate fluctuations), unless in each case specified in clauses (i) through (iii), such event occurrence, condition, development or effect has a disproportionate adverse effect on the Business in relation to others operating in the same industry.
     “Material Contract” has the meaning set forth in Section 3.10(b).
     “Mill” is defined in the Recitals hereto.
     “NCC Fibre Supply Agreement” means the agreement to be made between Seller (trading as Fullcircle) and Buyer relating to the supply of NCC for the Business, substantially in the form of Exhibit F.
     “Net Working Capital Amount” means, as of any date of determination, the amount equal to the consolidated current assets of the Business minus the consolidated current liabilities of the Business, calculated in accordance with the accounting principles, practices and methodologies set forth in the Pro Forma Closing Statement. For the avoidance of doubt, in no event will Excluded Assets or Excluded Liabilities be included in the calculation of Net Working Capital Amount.
     “New Zealand Carton Board Supply Agreement” means the agreement to be made between Seller (trading as Carton NZ) and Buyer relating to the supply within New Zealand of certain folding box board products by the Business, substantially in the form of Exhibit G.
     “Notice of Insurance” has the meaning set forth in Section 12.4(e).
     “NZ$” means New Zealand Dollar.
     “Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, constitution, bylaws, articles of formation, regulations, operating agreement, certificates of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
     “Owned Intellectual Property” has the meaning set forth in Section 3.12(a).
     “Owned Real Property” has the meaning set forth in Section 3.7(a).
     “Participating Company” has the meaning set forth in Section 6.6.
     “PDF” has the meaning set forth in Section 2.5(b).
     “Permitted Liens” means, with respect to any property or asset, (i) Liens disclosed on the Reference Management Accounts; (ii) Liens for Taxes that are not yet due or that are being contested in good faith (and for which adequate accruals or reserves have been established on the Reference Management Accounts or more recent management accounts prepared on a consistent basis); (iii) retention of title arrangements in connection with the acquisition of goods in the ordinary course of the Business or a security interest taken as a collateral security by a seller of goods to the extent that it secures the obligation to pay all or part of the purchase price of those goods; (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or asset; (v) any Lien listed in Section 1.3 of the Seller Disclosure Letter; and (vi) in respect of the Assets, encumbrances disclosed in the public database of LINZ. For the avoidance of doubt, any Lien securing Indebtedness for borrowed money that is not disclosed on Section 1.3 of the Seller Disclosure Letter is not a Permitted Lien.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plant and Equipment” means:
     (a) the plant and equipment and other personal property owned by Seller and used exclusively in connection with the Business at Closing and held on Owned Real Property at Closing;
     (b) computer programming associated with such plant and equipment; and
     (c) the Business IT Assets.
     “Pro Forma Closing Statement” has the meaning set forth in Section 2.6(a).

     “Pulp Supply Agreement” means the agreement to be made between Carter Holt Harvey Pulp & Paper Limited and Buyer relating to the supply of various grades of pulp for the Business, substantially in the form of Exhibit H.
     “Pulpwood Fibre Procurement Agency Agreement” means the agreement to be made between Carter Holt Harvey Pulp & Paper Limited and Buyer relating to wood fibre procurement services to be provided by Carter Holt Harvey Pulp & Paper Limited to the Business, substantially in the form of Exhibit I.
     “Purchase Price” has the meaning set forth in Section 2.3.
     “Qualifying Loss” has the meaning set forth in Section 12.4(a).
     “Rank” means Rank Group Limited.
     “Rank CFO” has the meaning set forth in Section 2.6(d).
     “Recipient” has the meaning set forth in Section 7.7(a).
     “Reference Management Accounts” means the management accounts constituted by:
     (a) a statement of financial position; and
     (b) a statement of financial performance for the Business, for each of the calendar months for the period from April 1, 2009 to March 31, 2010.
     “Reimbursable Wages” has the meaning set forth in Section 2.6(g).
     “Resolution Period” has the meaning set forth in Section 2.6(c).
     “Retained Land” means the land described in Section 1.4 of the Seller Disclosure Letter.
     “Retained Names” means “Carter Holt Harvey”, “Carter Holt”, “Carter”, “Holt”, “Harvey”, “CHH” and the CHH Tree Logos, any business name that includes any of the names previously referred to, and any other name, business name, logo, trademark or domain name that (i) is substantially identical or deceptively similar to any of those names, business names, logos, trademarks or domain names or (ii) incorporates any of those names, business names, logos, trademarks or domain names. For the avoidance of doubt, Retained Names shall not include any name, business name, logo, trademark or domain name that is expressly included in the Whakatane Intellectual Property.

     “Retirement Plan Trust Deed” means the trust deed dated March 1, 1955 establishing the CHH Retirement Plan, and now set out in a consolidated trust deed dated September 17, 2004.
     “Seller” is defined in the Preamble to this Agreement.
     “Seller Disclosure Letter” means the disclosure letter delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement.
     “Seller Indemnitees” has the meaning set forth in Section 12.3.
     “Seller’s Group” means Rank and its subsidiaries.
     “Seller’s Superannuation Schemes” means the CHH Retirement Plan and CHH Super.
     “Source” is defined in Section 10.10.
     “Split Business Agreements” means the Contracts listed in Section 1.5 of the Seller Disclosure Letter. Any reference to the Split Business Agreements shall be deemed to be a reference to the Transferred Split Rights and the Transferred Split Obligations, as the case may be, of that Split Business Agreement.
     “Stub Period Cash Amount” means the sum of (i) total cash receipts of the Business less (ii) total cash payments of the Business for the period between 11:59 p.m. on April 30, 2010 (Auckland time) and 11:59 p.m. (Auckland time) the night before Closing. For the avoidance of doubt, all financing payments and receipts during this period shall be excluded. The Stub Period Cash Amount can be a negative number.
     “Supplier” has the meaning set forth in Section 7.7(a).
     “Target Net Working Capital Amount” means NZ$23,200,000.
     “Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, import, severance, real property, personal property, ad valorem, occupancy, license, occupation, business and occupation, employment, payroll, social security, disability, unemployment, employment insurance premiums, workers’ compensation, workers’ compensation premiums, health care, withholding, remittances, deductions, estimated or other similar tax, levy, assessment, reassessment, dues, duty, note, fee, or other governmental charge or assessment, or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

     “Tax Invoice” has the meaning given in the GST Act.
     “Tax Return” means any return, report, declaration, form, claim for refund or information, return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxable Supply” has the meaning given in the GST Act.
     “Taxing Authority” means any federal, state, provincial, local, foreign or other Governmental Authority responsible for any Tax.
     “Term” has the meaning set forth in Section 11.1.
     “Third Party Claim” has the meaning set forth in Section 12.5(a).
     “Trademark Assignment” has the meaning set forth in Section 2.5(b)(iv).
     “Transferred Split Obligations” means, in relation to each of the Split Business Agreements, the obligations of Seller or any other relevant member of Seller’s Group which are allocable to the Business and which are to be transferred to Buyer pursuant to Section 10.8.
     “Transferred Split Rights” means, in relation to each of the Split Business Agreements, the rights and interest of Seller which are allocable to the Business and which are to be transferred to Buyer pursuant to Section 10.8.
     “Transferring Employee” means an Employee who accepts the Buyer’s offer under Section 6.1(a).
     “Transfer Taxes” has the meaning set forth in Section 2.9(a).
     “Transition Services Agreement” means the agreement to be made between Seller and Buyer in relation to the provision of certain transition services by Seller to the Business, substantially in the form of Exhibit J.
     “Unresolved Items” has the meaning set forth in Section 2.6(d).
     “US$” means the United States dollar.
     “Waste Disposal Agreement” means the agreement to be made between Carter Holt Harvey Pulp & Paper Limited and Buyer relating to the use and operation by the parties of the Davies Block landfill, substantially in the form of Exhibit K.
     “Whakatane Intellectual Property” means:

     (a) the trademarks and applications set forth in Section 1.6 of the Seller Disclosure Letter; and
     (b) the Intellectual Property otherwise owned by Seller or a member of Seller’s Group and used exclusively in the Business.
ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
     Section 2.1 Transferred Assets.
     Subject to the terms and conditions hereof, Seller shall sell, convey, assign, transfer and deliver, or procure to be sold, conveyed, assigned, transferred and delivered, to Buyer, free and clear of any Liens, other than Permitted Liens, all of the right, title and interest of Seller in and to the following (collectively, the “Assets”):
     (a) the Owned Real Property;
     (b) the Plant and Equipment;
     (c) the Transferred Split Rights;
     (d) the Whakatane Intellectual Property;
     (e) the Inventory;
     (f) the Improvements on the Owned Real Property;
     (g) the authorizations of Governmental Authorities applicable to the operation of the Mill that are set forth on Section 2.1(g) of the Seller Disclosure Letter (“Governmental Consents”);
     (h) the rights and entitlements of Seller under or relating to all Contracts exclusively used in the Business that continue beyond the Closing Date, together with any new, varied or replacement Contracts, entered into by Seller between the date hereof and the Closing Date and in accordance with Section 5.2 that are exclusively used in the Business (collectively, the “Business Agreements”) including, for the avoidance of doubt, any accrued advances and/or credits under such Contracts;
     (i) the Business Records;
     (j) goodwill associated with the Business;

     (k) all accounts receivable, other than accounts receivable owing from Affiliates of Seller that do not constitute Intergroup Trade Receivables; and
     (l) unfulfilled or partially filled supplier orders or rights against suppliers or other third parties; and
     (m) (i) all information technology software developed by the Mill for use in the Business and (ii) existing licenses with respect to MOPS, Sensotronic, CubeIQ, Autocad and PABX licenses (which licenses, for the avoidance of doubt, shall be treated as Business Agreements for all purposes hereunder);
     but, in each case, excluding the Excluded Assets.
     Section 2.2 Excluded Assets.
     Anything to the contrary in this Agreement notwithstanding, the term “Assets” shall not include, and Seller will retain and not transfer to Buyer, and Buyer will not purchase or acquire, the following assets of Seller, regardless of the extent to which they are used in the Business (each and all such items being herein referred to as the “Excluded Assets”):
     (a) Cash;
     (b) bank accounts;
     (c) supplier consignment stock held on the Owned Real Property;
     (d) the Retained Names;
     (e) the Intellectual Property owned by Seller’s Group (other than Whakatane Intellectual Property);
     (f) the Excluded Records;
     (g) all of Seller’s information technology assets and systems other than the items specifically identified in the definition of Plant and Equipment or clause (m) of the definition of Assets;
     (h) the Letters of Credit;
     (i) all third party assets identified in Section 2.2(i) of the Seller Disclosure Letter;
     (j) the Retained Land;

     (k) accounts receivable owing from Affiliates of Seller (other than Intergroup Trade Receivables) and other than receivables arising from any other Excluded Asset;
     (l) any existing union or collective employment agreement entered into by Seller relating to any Employees;
     (m) the Electricity Hedges;
     (n) all Tax credit, refunds and other Tax assets pertaining to the Business or the Assets that are attributable to any taxable period or portion thereof ending on or before the Closing Date; and
     (o) all Tax Returns of the Seller and records (including workpapers) related thereto.
     Section 2.3 Purchase Price; Assumption of Liabilities.
     (a) The aggregate purchase price in consideration for the Assets shall be an amount equal to the sum of (i) US$48 million in cash, plus (ii) if and only if the Closing Date is not the first day of a calendar month, the Closing Payment Adjustment, plus (iii) GST (if any) payable on the sum of amounts in clauses (i) and (ii) (such sum, the “Closing Payment”), subject to adjustment as set forth in Section 2.6 (as so adjusted, the “Purchase Price”). The payment of the Purchase Price and the assumption of the Assumed Liabilities shall constitute full payment for the sale, conveyance, assignment, transfer and delivery to Buyer of the Assets.
     (b) Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Buyer will assume, undertake and agree to perform, pay, honor, become liable for and discharge when due any and all Liabilities, obligations, commitments and undertakings of Seller of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, due or to become due, arising, existing or asserted after the Closing (other than the Excluded Liabilities), arising from, relating to or existing in connection with the ownership or operation of the Business and the Assets prior to, on or after the Closing Date, including (i) any and all liabilities, obligations and commitments arising under the Business Agreements, Transferred Split Rights and Transferred Split Obligations and (ii) any and all liabilities included in the calculation of the Closing Net Working Capital Amount (collectively, the “Assumed Liabilities”).
     (c) Anything to the contrary in this Agreement notwithstanding, Buyer shall not assume, and the term Assumed Liabilities shall not include, the following Liabilities and obligations of Seller (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall continue to be the Liabilities and obligations of Seller:

     (i) any obligations or Liabilities to the extent that they relate to any of the Excluded Assets;
     (ii) accounts payable owing to Affiliates of Seller other than Intergroup Trade Payables;
     (iii) all liabilities to the extent that they relate to Taxes of the Seller other than accrued liabilities reflected on the Closing Statement; and
     (iv) all liabilities to the extent that they relate to claims (other than claims for accrued compensation or Employee Benefits of Transferring Employees) by or in connection with Employees, including, without limitation, ACC Tail Liabilities, in respect of any period prior to Closing.
     Section 2.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at 10:00 a.m. (EST) or at such other time as the parties mutually agree, at the offices of Debevoise and Plimpton LLP, 919 Third Avenue, New York, NY 10022, on such date after the waiver or satisfaction of all conditions to Closing set forth in Article VIII and Article IX of this Agreement (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) as may be mutually agreed to by the parties hereto, but in no event later than May 30, 2010. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     Section 2.5 Closing Deliveries. At the Closing,
     (a) Seller and Buyer shall confirm the satisfaction or waiver of all conditions to Closing;
     (b) Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:
     (i) duly executed counterparts of the CHH Agreements;
     (ii) such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in Buyer good and valid title to the other Assets;
     (iii) evidence of release of Credit Suisse Security;
     (iv) a duly executed counterpart of a trademark assignment, substantially in the form of Exhibit L attached hereto, with respect to the registered trademarks included in the Assets (the “Trademark Assignment”); and

     (v) the officer’s certificate referred to in Sections 8.1 and 8.2;
provided, that in all cases, any document required to be delivered to Buyer may be delivered in portable document format (“PDF”) or via facsimile.
     (c) Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:
     (i) the Closing Payment;
     (ii) duly executed counterparts of the CHH Agreements;
     (iii) a duly executed counterpart of the Trademark Assignment; and
     (iv) the officer’s certificate referred to in Sections 9.1 and 9.2.
provided, that in all cases, any document required to be delivered to Seller may be delivered in PDF or via facsimile.
     Section 2.6 Purchase Price Adjustment.
     (a) Closing Statement. Within 30 days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”), consisting of (i) a calculation in reasonable detail of the Net Working Capital Amount as of 11:59 p.m. Auckland time on April 30, 2010 (the “Closing Net Working Capital Amount”), (ii) a calculation of the Stub Period Cash Amount, (iii) a calculation of the Reimbursable Wages (as defined below) and (iv) a calculation of the amount, if any, payable pursuant to clause (f) of this Section 2.6. The Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies used in the preparation of the Reference Management Accounts set forth in the statement attached hereto as Annex I as modified by the accounting principles, practices and methodologies applicable to the Closing Statement set forth in the statement attached hereto as Annex II (the “Pro Forma Closing Statement”). Buyer shall make available to Seller such personnel and such records and financial information as is reasonably necessary for Seller to prepare the Closing Statement. The calculation of the Closing Net Working Capital Amount and any excess or shortfall against the Target Net Working Capital Amount will be made in NZ dollars but the adjustment payment contemplated by Section 2.6(f) shall be made in US dollars with the amount of payment converted at an exchange rate of 0.71 US Dollar to 1 NZ Dollar.
     (b) Dispute Notice. The Closing Statement shall become final, binding and conclusive upon Seller and Buyer on the 20th day following Buyer’s receipt of the Closing Statement, unless prior to such 20th day Buyer delivers to Seller a written notice

(a “Dispute Notice”) specifying in reasonable detail each item that Buyer disputes (a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting Buyer’s positions. Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.6(a).
     (c) Resolution Period. If Buyer delivers a Dispute Notice, then Buyer and Seller shall seek in good faith to resolve the Disputed Items during the 20-day period beginning on the date Seller receives the Dispute Notice (the “Resolution Period”). If Buyer and Seller reach agreement with respect to any Disputed Items, Seller shall revise the Closing Statement to reflect such agreement.
     (d) Resolution of Disputes. If Buyer and Seller are unable to resolve all Disputed Items during the Resolution Period, then Buyer and Seller shall jointly submit the unresolved Disputed Items (the “Unresolved Items”) to Rank’s Chief Financial Officer (the “Rank CFO”). The Rank CFO shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. The Rank CFO shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.6, and in no event shall the Rank CFO’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement. Buyer and Seller shall each use its reasonable best endeavors to furnish to the Rank CFO such work papers and other documents and information pertaining to the Unresolved Items as the Rank CFO may reasonably request. The determination of the Rank CFO shall be final, binding and conclusive upon Buyer and Seller absent manifest error, and Seller shall revise the Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Rank CFO shall be borne by Buyer and Seller in proportions inverse to the relative extent to which they prevail on matters resolved by the Rank CFO, which proportionate allocation shall be determined by the Rank CFO.
     (e) Access to Information. Buyer and Seller shall each use their reasonable best endeavors to provide promptly to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with review of the Closing Statement or the Dispute Notice, as the case may be, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.
     (f) Adjustments.
     (i) Net Working Capital Adjustment. Within five Business Days after the Closing Statement is finalized pursuant to Section 2.6(b) or 2.6(d):

     (A) if the Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount, Buyer shall pay to Seller the amount of such excess, together with GST (if any) corresponding to such amount; and
     (B) if the Closing Net Working Capital Amount is less than the Target Net Working Capital Amount, Seller shall pay to Buyer such difference and refund to Buyer the corresponding amount of GST (if any).
(ii) Stub Period Cash Amount. Within five Business Days after the Closing Statement is finalized pursuant to Section 2.6(b) or 2.6(d):
     (A) If the Stub Period Cash Amount is positive, Seller will pay to Buyer the amount of such excess plus GST (if any); and
     (B) If the Stub Period Cash Amount is negative, Buyer will pay Seller the amount of such deficit plus GST (if any).
     (g) Wage Reimbursement Payment. The Buyer shall pay, or shall cause one or more of its Subsidiaries to pay, all wage payments to the Employees which are payable in the ordinary course at least two Business Days after the date Closing occurs (Auckland Time), provided that (i) the Closing Statement delivered by Seller shall be accompanied by a statement setting forth the wages paid by the Seller for all periods after 11:59 p.m., April 30, 2010 (Auckland Time) and 11:59 p.m. (Auckland time) the night before the Closing, to the extent they have not been taken into account in calculating the Stub Period Cash Amount (the “Reimbursable Wages”) and (ii) Buyer shall pay Seller the Reimbursable Wages, no later than five Business Days after the Closing Statement has been finalized pursuant to Section 2.6(b) or 2.6(d).
     (h) Aggregation of Payments. For the avoidance of doubt, payments under this Section 2.6 may be set-off against one another and may be made on an aggregated net basis rather than individually.
     Section 2.7 Purchase Price Allocation.
     (a) Seller and Buyer agree that the Purchase Price is to be allocated as set forth in Section 2.7(a) of the Seller Disclosure Letter.
     (b) If any payment is made by Seller to Buyer, or by Buyer to Seller, in respect of:
     (i) any adjustments paid pursuant to Section 2.6(f) or Section 2.6(g); or
     (ii) any claim for indemnification hereunder,

the payment or adjustment will be deemed to adjust that portion of the Purchase Price allocated in Section 2.7(a) of the Seller Disclosure Letter to either the relevant Assets, dependent upon which the payment and/or claim and/or adjustment relates under this Agreement as agreed by Seller and Buyer, each acting reasonably, and the Purchase Price for the particular Asset will be deemed to be adjusted by the amount of such payment or adjustment. To the extent that a payment or adjustment to the portion of the Purchase Price allocated to Assets does not relate to any other specific Asset, it will (to the extent possible) be allocated to goodwill.
     Section 2.8 Core Acquisition Price.
     (a) No Capitalized Interest. The Purchase Price does not include any capitalized interest and the parties agree that the Purchase Price allocated to the Assets (including any adjustment payment that relates to the Assets) is the “lowest price” for the purposes of valuing the Assets in accordance with section EW 32(3) of the Income Tax Act 2007 (NZ).
     (b) Computation of Taxable Income. The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalized interest and they will file their tax returns accordingly.
     Section 2.9 Certain Tax Matters.
     (a) Buyer shall bear and pay 100% of the aggregate amount of all stamp, transfer, documentary, sales, use, value added, registration and other such similar Taxes, but excluding GST (which is covered under Article VII) (collectively, “Transfer Taxes”) incurred in connection with the transfer of the Assets. Buyer shall file, or shall cause to be filed, to the extent permitted by applicable Laws, all Tax Returns as may be required to comply with the provisions of the Tax Laws of the relevant Tax jurisdictions with respect to the transfer of the Assets. Seller shall cooperate with Buyer in connection with all such filings and shall file those Tax Returns that Buyer is not permitted to file. Seller and Buyer shall cooperate in obtaining all applicable certificates to reduce or eliminate Transfer Taxes. Buyer shall be entitled to any refunds or credits of Transfer Taxes paid by it (less reasonable costs incurred by Seller in connection with such refunds or credits).
     Section 2.10 Reporting. Seller and Buyer shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the allocation agreed upon as set forth in Section 2.7 (the “Allocation”), and shall not take any position inconsistent therewith in any examination of any Tax Return, in any refund claim or in any Litigation or investigation, except as required by applicable Laws, in which case the party taking such inconsistent position shall take commercially reasonable endeavors to notify such other party in advance of taking such inconsistent position. If any such Allocation is audited by a Taxing

Authority, the party receiving notice thereof shall promptly notify and consult with the other party and shall keep such other party informed of the status of such audit.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer, as of the date hereof and, except as otherwise specified in this Article III, as of the Closing Date, as follows:
     Section 3.1 Organization. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller has the requisite corporate power and authority to carry on the Business as now conducted and Seller is not in material violation of any provision of its Organizational Documents.
     Section 3.2 Due Authorization, Execution and Delivery. The execution of this Agreement, the CHH Agreements and the Trademark Assignment Agreement by Seller and the performance by Seller of the transactions contemplated hereby have been duly authorized or, as of the Closing, shall have been duly ratified, by all necessary corporate action of Seller. Seller has duly executed and delivered this Agreement. This Agreement constitutes, and the CHH Agreements and the Trademark Assignment Agreement, when so executed, will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.
     Section 3.3 Financial Statements; Books and Records.
     (a) Seller has previously furnished to Buyer copies of the Reference Management Accounts. Having regard to the purpose for which the Reference Management Accounts were prepared, the normal monthly accounting procedures, and that they are unaudited, to the Seller’s Knowledge, there is no information which would indicate that the Reference Management Accounts are materially inaccurate.
     (b) To the Seller’s Knowledge, the Seller has maintained a system of internal accounting controls designed to provide reasonable assurance as to the integrity and reliability of financial reporting in respect of the Business during the period to which the Reference Management Accounts relate.
     Section 3.4 Liabilities. The Business has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, of a type that would be required by the accounting principles governing preparation of the Reference Management Accounts to be reflected on a consolidated balance sheet of the Business, except for liabilities or obligations (a) reflected in, or reserved against on the face of the Reference Management Accounts, (b) that are disclosed in Section 3.4 of the Seller Disclosure Letter (but only to the extent that such liability is apparent from such disclosure), (c) that were incurred in the ordinary course of business and (d) that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.
     Section 3.5 Absence of Certain Changes. Since January 1, 2010, except as set forth in Section 3.5 of the Seller Disclosure Letter, the Business has been conducted in the ordinary course consistent with past practice and there has not been:
     (a) any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (b) any creation or other incurrence of any Lien on any material Asset other than Permitted Liens or pursuant to existing loan agreements to which the Seller is a party for the benefit of the Business;
     (c) any change in any method of accounting or accounting principles or practices by Seller in its operation of the Business except for any such change required by reason of a concurrent change in governing accounting principles;
     (d) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any Employee, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any Employee, (iv) establishment, adoption or amendment (except as required by applicable Law) of any Employee Plan or (v) increase in compensation, bonus or other benefits payable to any Employee, except, in the case of the foregoing clauses (i) through (v), to the extent such action arises in the ordinary course of business consistent with past practice or is taken pursuant to the terms of any Contract in existence on the date hereof;
     (e) any capital expenditures, or commitments for capital expenditures, in an amount in excess of US$500,000 in the aggregate, by Seller in its operation of the Business;
     (f) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, but in each case only to the extent that any such action could materially affect the Business or the Assets after the Closing;
     (g) any sale, transfer, lease or other disposition of any Asset, except for inventory sold in the ordinary course of business consistent with past practice; or
     (h) any agreement or commitment by Seller to do any of the foregoing or any action or omission by Seller that would reasonably be expected to result in any of the foregoing.
     Section 3.6 No Conflicts; Consents.
     (a) Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, the execution, delivery and performance by Seller of this Agreement, the CHH Agreements and the Trademark Assignment Agreement and the consummation of the transactions contemplated hereby do not and will not, (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of Seller, (ii) assuming compliance with the matters referred to in Section 3.6(b), conflict with or result in a violation or breach of any provision of applicable Law, (iii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which Seller is a party (including any Material Contract) and by which it is bound exclusively in connection with the operation of the Business, or by which any of the Assets are bound or affected exclusively in connection with the Business, or any material licenses, franchises, permits, certificates, approvals or other similar authorizations exclusively affecting the Assets or the operation of the Business or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any Assets, other than in the cases of clauses (ii) through (iv), any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (b) Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, no consent, license, permit, order, authorization or approval of, or notice to, or registration, declaration or filing with, any Governmental Authority or other third party is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the CHH Agreements and the Trademark Assignment Agreement, other than such Consents, licenses, permits, orders, authorizations, approvals, notices, registrations, declarations or filings that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Buyer to conduct the Business immediately following the Closing.
     Section 3.7 Real Property.
     (a) Owned Real Property. Section 3.7(a) of the Seller Disclosure Letter contains, as of the date hereof, a complete and correct list of all real property owned and exclusively held for use in the Business by Seller, but, for the avoidance of doubt, excluding the landfill to which the Davies Block Resources Consents relate, (which real property, together with all Improvements and fixtures located thereon or attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, constitutes the “Owned Real Property”).
     (b) Current Use. The use and operation of the Owned Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.
     (c) No Options. Except as set forth in Section 3.7(c) of the Seller Disclosure Letter, Seller has not granted any option, right of first offer, right of first refusal or other contractual right to purchase or acquire any Owned Real Property or any interest therein.
     Section 3.8 Assets. Except as set forth in Section 3.8 of the Seller Disclosure Letter, Seller has good and valid (and, in the case of Owned Real Property, good and valid fee simple) title to, or has legally sufficient rights to use, all of the material tangible Assets, free and clear of all Liens other than Permitted Liens. To the Knowledge of Seller, such material tangible Assets are suitable for the purposes for which they are used, subject to ordinary wear and tear.
     Section 3.9 Governmental Approvals and Compliance with Laws.
     (a) Except as set forth in Section 3.9(a) of the Seller Disclosure Letter, all authorizations, permits or licenses of all Governmental Authorities which are necessary in order to permit Seller to carry on the Business, including, for the avoidance of doubt, Governmental Consents (collectively, the “Governmental Approvals”) have been obtained and are in full force and effect, and since January 1, 2010 have been in full force and effect, except where the failure to obtain such Governmental Approvals and keep them in full force and effect would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There has been no material violation, cancellation, suspension, modification, revocation or default of any Governmental Approval or any notice of violation, cancellation, suspension, modification, revocation, default or dispute affecting any Governmental Approval, and, to the Knowledge of Seller, no basis exists for any such action, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement, the CHH Agreements and the Trademark Assignment Agreement.
     (b) Except as set forth in Section 3.9(b) of the Seller Disclosure Letter, Seller’s operation of the Business is and, since January 1, 2010 has been, in compliance in all material respects with all applicable Laws, and, to the Knowledge of Seller, Seller is not under investigation with respect to any material violation of any applicable Laws.
     Section 3.10 Material Contracts.
     (a) Disclosure. Section 3.10(a) of the Seller Disclosure Letter lists all written Contracts to which Seller is a party and by which it is bound exclusively in connection with the operation of the Business, or by which any of the Assets are bound or affected exclusively in connection with the Business, in each case, that fall into the following categories:
     (i) any mortgages, indentures, security agreements, letters of credit and other agreements and instruments relating to Indebtedness of more than US$100,000 or any extension of credit in, or which impose any Lien on, any of the material Assets;
     (ii) any sales, distribution or marketing agreement involving aggregate payments in excess of US$500,000 during a 12-month period;
     (iii) any maintenance or servicing agreement involving aggregate payments in excess of US$500,000 during a 12-month period;
     (iv) any customer agreement involving aggregate payments in excess of US$500,000 during a 12-month period;
     (v) any agreement for the lease of equipment or other personal property involving aggregate payments over the remaining term thereof in excess of US$100,000;
     (vi) any agreement, order or commitment for the purchase of materials, supplies, transportation services or other services, or for the manufacturing of products, which, in any case, individually (or with respect to a series of related agreements, orders or commitments, in the aggregate) have an unexpired term of more than three months and which individually (or with respect to a series of related agreements, orders or commitments, in the aggregate) involve payments in excess of US$100,000;
     (vii) any material licensing or other agreement relating to Intellectual Property;

     (viii) any agreement or commitment for the construction or acquisition of fixed assets or other capital expenditures that individually (or, with respect to a series of related agreements, in the aggregate) involve payments in excess of US$200,000;
     (ix) any agreement or commitment involving the purchase, sale, distribution, lease or other disposition of any Asset, other than sales of inventory in the ordinary course of business, consistent with past practice, including, but not limited to, any such Contracts or commitments that contain executory indemnification obligations that involve payments in excess of US$100,000; and
     (x) any agreement or commitment limiting the freedom of the Business to compete in any line of business or in any geographical area or with any Person.
     (b) Material Contracts. Each Contract required to be disclosed in the Seller Disclosure Letter pursuant to Section 3.10(a), together with any written Contract meeting the above descriptions that may be entered into after the date hereof in compliance with Section 5.2, is referred to herein as a “Material Contract.”
     (c) Enforceability. Except as set forth in Section 3.10(c) of the Seller Disclosure Letter, there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of Seller or, to the Knowledge of Seller, any other Person. Except as set forth in Section 3.10(c) of the Seller Disclosure Letter, no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement, the CHH Agreements or the Trademark Assignment Agreement.
     Section 3.11 Litigation and Claims. Except as set forth in Section 3.11 of the Seller Disclosure Letter, as of the date hereof, (a) there is no Litigation pending or, to the Knowledge of Seller, threatened which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement, the CHH Agreements or the Trademark Assignment Agreement, (b) there is no material Litigation pending or, to the Knowledge of Seller, threatened against or affecting the Business or any of the Assets and (c) there is no outstanding order, judgment, injunction, award or decree of any Governmental Authority or any settlement agreement binding upon Seller which affects the ownership, use or operation of the Business or the Assets.
     Section 3.12 Intellectual Property.
     (a) Title. All of the Intellectual Property that was or is being developed by or for, or that was or is being used or held for use in connection with, or necessary for the conduct of the Business is owned by Seller (the “Owned Intellectual Property”), except for (i) any Intellectual Property licensed to Seller and set forth in Section 3.12(a) of the Seller Disclosure Letter and (ii) licenses for commercially available, off-the-shelf and/or shrink-wrapped software. Seller is the sole legal and beneficial owner of, has good and marketable title to, owns the entire right, title and interest in, and has the full right to use in connection with the Business, the Owned Intellectual Property, free from any Liens other than Permitted Liens.
     (b) No Infringement. To the Knowledge of Seller, (i) the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property and (ii) none of the Owned Intellectual Property has been or is being infringed or otherwise used or available for use by any Person without a license or permission from Seller, except as set forth in Section 3.12(b) of the Seller Disclosure Letter.
     Section 3.13 Tax Matters. Except as set forth in Section 3.13 of the Seller Disclosure Letter, (a) all material Tax Returns required to be filed with respect to the Business for all periods through and including the Closing Date have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects, (b) all material Taxes required to be withheld and paid with respect to (i) the Business or (ii) any amounts owed by the Business to any employee, creditor, independent contractor or other third party have been duly and timely withheld paid and (c) none of the Assets is subject to any Liens (other than Permitted Liens) as a result of a failure to pay any Tax.
     Section 3.14 Employee Benefit Plans and Related Matters.
     (a) Employee Entitlements. The information relating to the Employees disclosed in Section 3.14(a) of the Seller Disclosure Letter as of the date hereof is correct and complete in all material respects in respect of each category of information provided.
     (b) Compliance. Seller materially complies with all obligations under any employment agreements between it and any Employees or under any Collective Agreement or applicable employment legislation relevant to the relations between it and any of the Employees.
     (c) No Disputes with Employees.
     (i) To the Knowledge of Seller, except as set forth in Section 3.14(c)(i) of the Seller Disclosure Letter, Seller is not involved in any material personal grievance, wrongful dismissal or discrimination claim, dispute or any other material claim with any of the Employees or any person representing any Employee.

     (ii) To the Knowledge of Seller, except as set forth in Section 3.14(c)(ii) of the Seller Disclosure Letter, there is no fact, matter or circumstance that is likely to give rise to a dispute or claim of the type referred to in paragraph (i) above.
     (iii) To the Knowledge of Seller:
     (A) there have not been any claims, and there are no actual or threatened claims, arising in relation to the presence or use of asbestos at any premises occupied at any time by the Business; and
     (B) there have not been any claims against the Seller involving the Business in relation to the alleged exposure by any person to asbestos at or emanating from the Improvements.
     (iv) To the Knowledge of Seller, there are no current claims against Seller for personal injury or disease relating to any Employee suffered or incurred whilst in their employment in the Business, in each case to the extent such liability would be borne by Buyer hereunder.
     (d) No Industrial Relations Disputes. Except as disclosed on Section 3.14(d) of the Seller Disclosure Letter, the Seller is not involved in industrial or other negotiations or disputes material to the Business with any bargaining agent or body of Employees, nor has the Seller received notice of any industrial dispute or action, log of claims or notice initiating any bargaining period relating to any Employee.
     (e) Bonus Scheme. Except as set forth in Section 3.14(e) of the Seller Disclosure Letter, the Seller does not have in existence, and will not prior to Closing introduce any profit-sharing scheme, bonus incentive scheme or scheme providing benefits of any other nature, for all or any of the Transferring Employees.
     (f) Superannuation
     (i) Superannuation Schemes. Except for Seller’s Superannuation Schemes and schemes established under the KiwiSaver Act 2006 (NZ):
     (A) there are no superannuation, retirement or provident schemes, plans or other arrangements providing for payment by the Seller to any Employee on the Employee’s retirement, resignation or death or on the occurrence of any permanent or temporary disability;
     (B) the Seller does not contribute to any other scheme or plan which will provide any Employee or their respective dependants with pensions, annuities or lump sum payments on retirement or death or disablement; and
     (C) the Seller is not under any legal liability or obligation to pay pensions, annuities, superannuation allowances or the like to any of the Employees.
     (ii) Compliance. Prior to the date hereof, the Seller has provided the Buyer with copies of the trust deeds constituting each Seller’s Superannuation Scheme, and:
     (A) there are no outstanding or unpaid contributions owing by Seller;
     (B) there are no outstanding payments or benefits due to an Employee (other than in the normal course of payment); and
     (C) the Seller has complied, and will until the Closing Date continue to comply, with all of its material obligations under the trust deed for each Seller’s Superannuation Scheme.
     Section 3.15 Environmental Matters. Except as disclosed in Section 3.15 of the Seller Disclosure Letter:
     (a) With respect to the Business, to the Knowledge of Seller, Seller has complied in all material respects since January 1, 2007 and is in compliance in all material respects with all applicable Environmental Laws.
     (b) With respect to the Business, Seller has obtained and is in compliance in all material respects with all Environmental Permits with respect to the operation of the Business as currently conducted and no action is pending or, to the Knowledge of Seller, threatened to revoke or suspend any material Environmental Permit.
     (c) No Litigation is pending, or to the Knowledge of Seller, threatened by any Person involving the Business arising out of any Environmental Law, other than such Litigation that would not reasonably be expected to have a Material Adverse Effect.
     (d) In connection with its operation of the Business, Seller has not, since January 1, 2007, released any Contaminant into the soil or groundwater at, under or from the Owned Real Property which, as of the date hereof, requires remediation by Seller under applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

     (e) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 3.15 are the sole and exclusive representations relating to matters arising under Environmental Laws.
     Section 3.16 Brokerage or Finder’s Fees. Seller has not incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement, the CHH Agreements or the Trademark Assignment Agreement that would be a liability of the Business from and after the Closing.
     Section 3.17 Insurance. To the Knowledge of Seller, Section 3.17 of the Seller Disclosure Letter contains a complete and accurate list of all pending Litigation that is covered under insurance policies maintained by Seller or its Affiliates for the benefit of the Business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as of the date hereof and, except as otherwise specified in this Article IV, as of the Closing Date, as follows:
     Section 4.1 Organization and Authority of Buyer. Buyer is a company duly organized, validly existing and in good standing under the laws of New Zealand. Buyer has the requisite corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement, the CHH Agreements and the Trademark Assignment Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
     Section 4.2 Due Authorization by Buyer. The execution of this Agreement, the CHH Agreements and the Trademark Assignment Agreement by Buyer and the performance by Buyer of the transaction contemplated hereby have been duly authorized or, as of the Closing Date, shall have been duly ratified, by all necessary corporate action of Buyer. Buyer has duly executed and delivered this Agreement. This Agreement constitutes and the CHH and Trademark Assignment Agreements, when executed, will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.
     Section 4.3 Litigation. As of the date hereof, there is no Litigation pending, or to the knowledge of Buyer, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by Buyer in connection with this Agreement, the CHH Agreements and the Trademark Assignment Agreement.
     Section 4.4 Brokerage or Finder’s Fees. Neither Buyer nor any of its Affiliates have incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement, the CHH Agreements and the Trademark Assignment Agreement that would be payable by Seller.
ARTICLE V
COVENANTS
     Section 5.1 Information Prior to Closing. From the date hereof to and including the Closing Date, Seller shall make the management and other employees of the Business reasonably available to Buyer and certain of its authorized representatives and provide Buyer and its accountants, legal counsel and certain of its other authorized representatives (including, in each case and without limitation, financing sources and their representatives) reasonable access during normal business hours to, and permit such Persons to review, upon a mutually agreed schedule, the properties, books, Contracts, accounts and records of the Business, and to provide or assist in providing such other information to Buyer and certain of its authorized representatives as shall have been reasonably requested by Buyer or such authorized representatives (including, without limitation, if requested by Buyer) in order that Buyer may have the opportunity to make such investigation as its shall desire to make of the affairs of the Business.
     Section 5.2 Conduct of Business.
     (a) From the date hereof until the Closing, except as expressly contemplated by this Agreement, Seller shall conduct the Business in the ordinary course consistent with past practice and use its reasonable best endeavors to preserve intact the Business, the Assets and the relationships of the Business with customers, suppliers and others having business dealings with them, and to keep available the services of its present significant employees.
     (b) Without limiting the generality of Section 5.2(a), from the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as set forth in Section 5.2 of the Seller Disclosure Letter, Seller will not, to the extent (and only to the extent) applicable to the Business:
     (i) sell, lease, transfer or dispose any of the Assets, other than in the ordinary course of business, consistent with past practice;

     (ii) purchase, acquire or obtain all or a substantial portion of the business or assets of another Person;
     (iii) amend or terminate any Business Agreement or enter into or assume any Contract that would be a Business Agreement other than Contracts entered into in the ordinary course of business consistent with past practice and providing for payments over the term of such Contracts of no more than US$250,000 with respect to any single Contract and US$1,000,000 in the aggregate;
     (iv) establish, adopt or amend any Employee Plan; or
     (v) agree or commit to do any of the foregoing.
     Section 5.3 Consummation of the Transactions; Notice.
     (a) Subject to the terms and conditions herein provided, including the limitations set forth in Article X, each party agrees to use their commercially reasonable endeavors prior to or following the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, the CHH Agreements and the Trademark Assignment Agreement and to cooperate with the other party hereto in connection with the foregoing, including, without limitation, using its commercially reasonable endeavors to (i) obtain all necessary consents, clearances, approvals and authorizations as are required to be obtained under applicable Law, (ii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement, the CHH Agreements and the Trademark Assignment Agreement or the consummation of the transactions contemplated hereby, (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) take all steps required to be taken by a transferor of freehold land to transfer the Owned Real Property to Buyer.
     (b) Prior to the Closing Date, each of Seller and Buyer shall give prompt written notice to the other of (i) any of its representations or warranties contained in this Agreement becoming untrue or inaccurate in any respect (including receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or their respective rights and obligations or the conditions to their obligations under this Agreement.

     Section 5.4 Insurance. Seller shall cause to be maintained until the Closing with respect to the Business coverage under all the insurance policies related to the Business that are in effect on the date hereof. Following the Closing, Seller shall and shall cause its Affiliates (i) not to seek to change any rights or obligations of the Business under such insurance, (ii) to cooperate with Buyer in making claims under such insurance and (iii) to promptly pay over to Buyer any amounts Seller or any such Affiliate may receive under such insurance in respect of Losses experienced by the Business. Buyer agrees to arrange for its own insurance policies (which may include self-insurance) with respect to the Business covering all periods from and after the Closing.
     Section 5.5 Letters of Credit. Buyer shall use reasonable endeavors to replace Letters of Credit with replacement letters of credit in the name of Buyer prior to or as soon as practicable following Closing.
ARTICLE VI
EMPLOYMENT COVENANTS
     Section 6.1 Offer of Employment.
     (a) Buyer shall make a written offer, in a form approved by Seller (the “Buyer’s Offer”) to each Employee, offering to employ that Employee:
     (i) in respect of an Employee employed under the terms of a collective employment agreement (a “Collective Agreement”), on terms and conditions of employment which are the same as or no less favorable than those applying to that Employee as of the date hereof;
     (ii) in respect of an Employee employed under the terms of an individual employment agreement, on terms and conditions of employment which are substantially the same as those applying to that Employee as of the date hereof;
     (iii) on terms that confirm that service with or recognized by the Seller’s Group will be recognized as service with Buyer for the purposes of all service related benefits, including sick leave, accrued and unused annual leave and long service leave, and for the purposes of redundancy;
     (iv) on terms that confirm continuity of service for the purpose of qualification for future related benefits and conditions;
     (v) conditional on Closing and with effect from the Closing Date; and

     (vi) conditional upon the Employee agreeing that his or her accrued and unused leave entitlements pursuant to the Holidays Act 2003 (NZ), the Fair Work Act 2009 (C’W) and Collective Agreements, including annual leave, sick leave, shift leave, alternate day leave and long service leave (if any) will transfer from Seller (or, where applicable, any other member of the Seller’s Group) to Buyer.
     (b) Timing of Offer. The Buyer’s Offer shall be made:
     (i) not later than two Business Days after the date hereof (the date of the initial offer being the “Initial Offer Date”) in respect of all Employees at that date; and
     (ii) in respect of each person who becomes an Employee after the Initial Offer Date, but before the date falling two Business Days before Closing, within five Business Days of the commencement of their employment,
     (iii) and in each case shall remain open until Closing and shall allow for acceptance of the offer by an employee reporting for duty in the normal way on any normal working day from Closing.
     (c) Offer to Relevant Union. If an Employee to whom Buyer makes an offer in accordance with Section 6.1(a) is a member of a trade union, and is bound by any Collective Agreement to which that union is a party, Buyer shall, at the same time as the offer is made to the relevant Employee, offer to enter into a new collective employment agreement with the union, on the same terms and conditions as that Collective Agreement (other than that Seller will not be a party to it).
     Section 6.2 Endeavors.
     (a) Seller and Buyer shall
     (i) use reasonable endeavors to persuade all of the Employees receiving a Buyer’s Offer under Section 6.1 to accept employment with Buyer on the terms specified in Buyer’s Offer; and
     (ii) to the extent required by the other, use reasonable endeavors to co-operate in relation to consultation with the relevant trade unions in relation to the change of employment and the prompt ratification of any new collective agreement entered into by Buyer and the relevant trade union.
     (b) Buyer shall give notice to Seller of all Transferring Employees within three Business Days after Closing and of any additional Transferring Employees 10 Business Days after Closing.

     (c) Seller and Buyer shall cooperate and consult in relation to communication with Employees including in respect of the announcements made to Employees and Buyer’s Offer.
     Section 6.3 Redundancy Obligations. Subject to the performance by Buyer of its obligations under Sections 6.1 and 6.2, Seller is solely responsible for all redundancy, severance or other amounts payable to employees of the Business in New Zealand which are referable to their employment with Seller or any member of Seller’s Group or the termination of that employment other than in respect of Transferring Employees.
     Section 6.4 Undertakings Regarding ACC Claims. Buyer agrees that Seller will have all rights to administer claims giving rise to any ACC Tail Liabilities and Buyer will:
     (a) not accept, compromise or pay, or agree to arbitrate, compromise or settle, or make any admission or take any action in relation to, any such claim without the prior written consent of Seller;
     (b) give all reasonable assistance requested by Seller (at Seller’s cost) to assist Seller in the management of the ACC Tail Liabilities;
     (c) use all reasonable endeavors to minimize such claims and to assist the relevant claimant’s return to work or alternate suitable employment in as timely and cost-effective manner as possible;
     (d) permit Seller (or its representatives or advisers) to have reasonable contact with, and access to, the relevant claimant;
     (e) use all reasonable endeavors to engage any Transferring Employee who is a claimant in suitable activity at work and ensure that no Transferring Employee (whether that Transferring Employee is a claimant or not) is engaged in activity at work which would or would be reasonably likely to result in that person making an ACC claim;
     (f) consult with Seller in advance of retrenching or terminating the contract of employment of the relevant claimant; and
     (g) notify Seller as soon as practically possible upon receipt of the resignation of any Transferring Employee who is a claimant.
     Section 6.5 Responsibility for ACC after Closing. Buyer undertakes that, on and from Closing, it will comply in all material aspects with all applicable laws and regulations relating to the Injury Prevention, Rehabilitation and Compensation Act 2001 (NZ) in respect of the Business.

     Section 6.6 Obligations while a Participating Company. Buyer will ensure that, during any period for which it is an “associated employer” or “associated company” in CHH Super or the CHH Retirement Plan, respectively (a “Participating Company”), it will:
     (a) contribute to CHH Super and the CHH Retirement Plan as required by or under the Trust Deed of CHH Super and the Retirement Plan Trust Deed respectively;
     (b) contribute to CHH Super and the CHH Retirement Plan such additional amount (plus any withholding or other tax on a grossed up basis) as the respective trustees of CHH Super and the CHH Retirement Plan reasonably consider appropriate to offset administrative costs of CHH Super and the CHH Retirement Plan attributable to employees of Buyer;
     (c) comply with its obligations under the Trust Deed for CHH Super and the Retirement Plan Trust Deed;
     (d) not invite any employees of Buyer other than those employed in the Business to become members of CHH Super, or make membership of CHH Super a term of any such other employee’s contract of employment unless otherwise agreed with Seller;
     (e) not invite any employees of Buyer to become members of the CHH Retirement Plan provided that this clause shall not prejudice the ability of Employees who are members of the CHH Retirement Plan as of the date hereof to remain members of the CHH Retirement Plan after Closing; and
     (f) not exercise any power, right or discretion conferred on it under the Retirement Plan Trust Deed without the prior consent in writing of Seller on such terms as such Seller may reasonably require.
     Section 6.7 Seller’s Actions. Seller will not, during the period for which Buyer is a Participating Company in CHH Super or the CHH Retirement Plan after Closing, alter the level of benefits or contributions of CHH Super or the CHH Retirement Plan in a manner which affects Buyer or Buyer’s employees who are members without Buyer’s consent.
     Section 6.8 Cessation of Participation in Seller’s Superannuation Schemes.
     (a) If there is a Change of Control of either Seller or Buyer, Buyer will give notice to the trustees of CHH Super that it will cease its participation in CHH Super under clause 4(e) of the Deed of Participation governing that scheme and the parties acknowledge that clause 12 of the Deed shall apply in respect of Buyer as an “Associated

Employer” of CHH Super, provided that the date of cessation of participation will be no later than three months after the Change of Control or such longer period as Seller and Buyer agree.
     (b) If there is a Change of Control of either Seller or Buyer, Seller and Buyer shall take all actions necessary to cause Buyer to cease its participation in the CHH Retirement Plan under clause 38A of the Retirement Plan Trust Deed, provided that the date of cessation of participation will be no later than six months after the Change of Control or such longer period as Seller and Buyer agree.
     (c) Seller will use reasonable endeavors to ensure that, for the period from the Cessation Date in respect of CHH Super until the date that funds are transferred in full under Section 6.10 to the Buyer’s Scheme, interest will be applied to those funds at the interest rate determined by the trustees of CHH Super for that period.
     Section 6.9 Buyer to Offer Membership of Buyer’s Scheme. If there is a Change of Control of either Seller or Buyer, Buyer shall offer all employees of the Business who are members of CHH Super or the CHH Retirement Plan as of the Cessation Date membership of a superannuation scheme (the “Buyer’s Scheme”) offering superannuation and related benefits no less favorable than, and substantially the same as, those enjoyed by those employees by virtue of their membership of CHH Super or the CHH Retirement Plan (as the case may be) on the date immediately prior to the Cessation Date, such offer to be made on the basis that those employees will exit CHH Super or the CHH Retirement Plan and commence membership of the Buyer’s Scheme on the Cessation Date.
     Section 6.10 Payment of Transfer Value. Seller shall use all reasonable endeavors to procure that, as soon as practicable after the Cessation Date:
     (a) the trustees of CHH Super pay to the trustees of the Buyer’s Scheme in respect of each employee of the Business who is a member of CHH Super and transfers from CHH Super to the Buyer’s Scheme a transfer value calculated in accordance with the Trust Deed of CHH Super, such transfer value to be no less than the relevant employee’s total account balances in CHH Super on the Cessation Date; and
     (b) the trustees of the CHH Retirement Plan pay to the trustees of the Buyer’s Scheme in respect of each employee of the Business who is a member of the CHH Retirement Plan and transfers from the CHH Retirement Plan to the Buyer’s Scheme a transfer value calculated in accordance with the Retirement Plan Trust Deed, such transfer value to be no less than the amount of the actuarial value of the member’s accrued benefit under the CHH Retirement Plan as at the Cessation Date, as calculated by the actuary for the CHH Retirement Plan.

     Section 6.11 Facilitation of Transfer. Seller shall use all reasonable endeavors to procure that the respective trustees of CHH Super and the CHH Retirement Plan:
     (a) provide such information as Buyer needs for Buyer to arrange, as soon as is practicable, for the employees of the Business who are members of CHH Super or the CHH Retirement Plan on the Cessation Date to elect in writing whether or not to transfer membership from CHH Super or the CHH Retirement Plan to the Buyer’s Scheme; and
     (b) facilitate the transfer of membership of the employees of the Business who are members of CHH Super or the CHH Retirement Plan on the Cessation Date from CHH Super or the CHH Retirement Plan to the Buyer’s Scheme.
     Section 6.12 No Requirements for Consent. Seller acknowledges that nothing in this Article VI shall be construed to require Buyer to obtain a Transferring Employee’s consent to transfer to the Buyer’s Scheme in respect of whom the Government Actuary (NZ) has approved the transfer under section 9BAA of the Superannuation Schemes Act 1989 (NZ) and Buyer shall not have failed to comply with this Article VI by virtue of that fact alone.
ARTICLE VII
GST
     Section 7.1 GST Group. If Seller or Buyer is part of a group of companies registered for GST under section 55 of the GST Act (a “GST Group”), any reference in this Article VII to Seller or to Buyer shall also, where appropriate, be read as a reference to the representative member of Seller’s or Buyer’s GST Group (as applicable).
     Section 7.2 Going Concern. Seller and Buyer agree that
     (a) under this Agreement, the supply of the Assets is a supply of a going concern for the purposes of the GST Act;
     (b) Seller is supplying, under and in connection with this Agreement, all of the things that are necessary for the continued operation of the taxable activity which comprises the use of the Assets in the Business;
     (c) Seller will carry on the taxable activity up to Closing;
     (d) they intend that the supply under this Agreement is the supply of a taxable activity, or part of a taxable activity, that is capable of being carried on as a going concern by Buyer; and

     (e) they are and will be registered under the GST Act at all times necessary to ensure that the supply under this Agreement is zero rated for GST purposes.
     Section 7.3 Taxable Supply. If the supply of the Assets made under this Agreement is determined by the IRD or any court not to be a supply of a going concern for GST purposes, Buyer shall pay to Seller on demand:
     (a) an amount equal to the GST (but, except as set forth in Section 7.3(b), not any Default GST) payable by Seller in respect of that supply; and
     (b) if and to the extent that any Default GST is levied against Seller as a result of a failure by Buyer to pay an amount under Section 7.3(a), an amount equal to that Default GST.
     Section 7.4 Tax Invoice. If Section 7.3 applies, Seller will issue to Buyer a Tax Invoice in respect of the supply of the Assets.
     Section 7.5 Non-Mitigation. As between Seller and Buyer, Seller will not be under any obligation to pay GST (or Default GST referred to in Section 7.3(b)) chargeable on or in respect of any Taxable Supply made under or pursuant to this Agreement to the IRD or to take any steps to minimize its liability in respect of that GST (or Default GST referred to in Section 7.3(b)) unless and until Buyer pays the corresponding payment to Seller.
     Section 7.6 Representative Member of Seller’s GST Group. The obligations of Buyer under this Article VII are and are intended to be enforceable by the representative member of Seller’s GST Group (if applicable). However, the consent of that representative member is not required to any variation, amendment or discharge of this Article VII.
     Section 7.7 GST on Other Supplies.
     (a) If one party (“Supplier”) makes a Taxable Supply to another party (“Recipient”) pursuant to this Agreement that is not covered by Sections 7.2 or 7.3, then the Recipient will pay to the Supplier, in addition to, in the same manner and at the same time as, any other consideration that is payable to the Supplier for that supply, an amount equal to the GST on that supply and the Supplier will issue a Tax Invoice to the Recipient in respect of that supply.
     (b) Whenever section 25(1) of the GST Act applies, the Supplier shall issue to the Recipient a credit note or debit note (as appropriate) and the Recipient shall pay to the Supplier, or the Supplier shall pay to the Recipient, an amount equal to the GST shown in that document.

     Section 7.8 Termination. The provisions of this Article VII shall survive termination of this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     The obligation of Buyer to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:
     Section 8.1 Truth of Representations and Warranties. The representations and warranties of Seller made in this Agreement (without regard to any qualifications therein as to materiality or Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (or, in each case, as of any earlier date as to which such representation and warranty speaks), except breaches of such representations and warranties, which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect and Buyer shall have received a certificate to this effect dated the Closing Date and signed by Seller.
     Section 8.2 Performance of Agreements. Each agreement, covenant or obligation of Seller to be performed at or before the Closing pursuant to the terms hereof or as contemplated herein shall have been duly performed in all material respects, unless waived in writing by Buyer, and Buyer shall have received a certificate to this effect dated the Closing Date and signed by Seller.
     Section 8.3 No Legal Obstruction. No material action, suit, proceeding, Litigation or investigation shall be pending before any Governmental Authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby or by the CHH Agreements or Trademark Assignment Agreement. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, the CHH Agreements or the Trademark Assignment Agreement shall be in effect.
     Section 8.4 Credit Suisse Security. Seller shall have delivered or caused to be delivered to Buyer duly executed releases of the Credit Suisse Security over the Assets.
     Section 8.5 Ancillary Agreements. The CHH Agreements and the Trademark Assignment Agreement shall have been executed and delivered by the parties thereto.

ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     The obligation of Seller to consummate the transactions herein contemplated is subject to the satisfaction at or before the Closing of the following conditions:
     Section 9.1 Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of such date, except for (i) representations and warranties expressly made only as of a specific date and (ii) breaches of such representations and warranties which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect and Seller shall have received a certificate to this effect dated the Closing Date and signed by Buyer.
     Section 9.2 Performance of Agreements. Each agreement, covenant or obligation of Buyer to be performed at or before the Closing pursuant to the terms hereof or as contemplated herein shall have been duly performed in all material respects, unless waived by Seller, and Seller shall have received a certificate to this effect dated the Closing Date and signed by Buyer.
     Section 9.3 No Legal Obstruction. No material action, suit, proceeding, Litigation or investigation shall be pending before any Governmental Authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby, or of the CHH or Trademark Assignment Agreements. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, the CHH Agreements or the Trademark Assignment Agreement shall be in effect.
ARTICLE X
POST-CLOSING COVENANTS
     Section 10.1 Real Property Transfer. At or immediately following the Closing, Seller shall take all steps required to be taken by a transferor of freehold land to transfer the Owned Real Property to Buyer and Buyer will take all steps required to be taken by a transferee of freehold land to take a transfer of the Owned Real Property from Seller (to the extent such steps have not been taken prior to Closing).
     Section 10.2 Information Technology. As promptly as possible after Closing, Seller will, or will cause its Affiliates to, reallocate such number of Microsoft and SAP licenses as is reasonably necessary for the ongoing conduct of the Business and shall bear the cost of same. For the avoidance of doubt, such transfer shall only permit use by the

Business for so long as Buyer and Seller are controlled, directly or indirectly, by the Hart Group. Buyer acknowledges that, after any time that they are no longer controlled, directly or indirectly, by the Hart Group, Seller will have no obligation to make available to Buyer any Microsoft or SAP license.
     Section 10.3 Employees. As promptly as possible after Closing, and in accordance with Article VI hereof (with appropriate modifications), Seller and Buyer will cooperate to cause the transfer of the persons named on Section 10.3 of the Seller Disclosure Letter from an Affiliate of the Seller to an Australian subsidiary of the Buyer, designated by Buyer.
     Section 10.4 Wages.
     (a) Seller shall make all wage payments to Employees for all periods prior to and including the month of April.
     (b) Buyer shall make all wage payments to Employees for all periods following and including the month of May.
     Section 10.5 Letters of Credit. To the extent that Buyer is unable to replace any Letter of Credit prior to the Closing pursuant to Section 5.5, for a period of two weeks following the Closing Date, Seller shall retain such Letter of Credit, hold all rights in such Letter of Credit on trust for Buyer, shall take all action as reasonably required by Buyer to collect amounts to which Buyer is entitled under the Letter of Credit and shall, after receipt of money under the Letters of Credit, promptly pay that money to Buyer.
     Section 10.6 Mill Covenants.
     (a) Following the Closing and prior to the sale or transfer of any title of Retained Land or direct or indirect change of ownership of the Mill, the Seller shall use its best endeavors to procure the registration by Land Information New Zealand (“LINZ”) of a land covenant, in a form determined by the Seller, against the Retained Land for the benefit of the Owned Real Property limiting:
     (i) the rights of complaint, submission, appeal or objection which the owner of the Retained Land might otherwise have under the New Zealand Resource Management Act 1991; and
     (ii) all rights the owner of the Retained Land might otherwise have to make a claim against the owner or occupier of the Owned Real Property in nuisance or any other action in law in relation to any adverse effect on the environment (including, without limitation, dust, noise and vibration), in each case, arising out of or in respect to any activities which are reasonably necessary to operate the Mill or carry on the Business, provided that nothing in the above will limit the owner of the Retained Land’s rights at Law in relation to contamination of the Retained Land caused by discharge from the Owned Real Property.
     (b) The Seller will meet any LINZ costs necessary to register the land covenant. The Seller and the owner of the Owned Real Property at the time of registration will each be responsible for obtaining the consents (if any), and any costs associated with obtaining such consents, of any third parties required to consent to the registration of a land covenant against or for the benefit of their respective certificates of title.
     Section 10.7 Consignment. Pursuant to and in accordance with its obligations under the CHH Agreements, Buyer shall permit Seller to store on the Owned Real Property, and shall provide Seller with reasonable access during normal business hours to, any materials that are held on consignment from Seller or a third party in connection with the products and services rendered under the CHH Agreements.
     Section 10.8 Consents.
     (a) Endeavors of Seller to Obtain Consents. Following Closing, Seller shall use all reasonable endeavors for a period of 90 days to assist Buyer to obtain any consents to the assignment or novation of Business Agreements or the partial novation of any Split Business Agreement (each a “Consent”) and, if applicable, the transfer of any Governmental Consents, not obtained by Closing. Buyer shall provide any financial and operational information reasonably required by any counterparty from whom a Consent is required (subject to the reasonable interests of Buyer in keeping certain information confidential such as business secrets, confidentiality undertakings or legal restrictions).
     (b) Consequences of Failure to Obtain Consent by Closing. If, and to the extent that, (i) any Business Agreement is not or cannot be novated or assigned to Buyer at Closing or (ii) any of the Split Business Agreements cannot be transferred to the Buyer at Closing by means of a partial novation, after Closing
     (i) legal ownership of the Business Agreement or Split Business Agreement, as applicable, will remain with the Seller;
     (ii) in the case of (A) a Business Agreement, Seller will hold all of its right, title and interest in that Business Agreement (including any associated Improvements and Plant and Equipment) on trust for the benefit of Buyer and will act in accordance with the directions of Buyer in relation to the performance of that Business Agreement and (B) a Split Business Agreement, Seller will act in accordance with the directions of Buyer, in relation to the performance of the portion of such Split Business Agreement that relates to the Business;

in both cases, provided that Seller is not obliged to do, procure or allow to be done anything that would, in its reasonable opinion, breach any obligations (including obligations of confidentiality) that the Seller owes to any third party or under any Law; and
     (iii) if the counterparties to a Business Agreement or Split Business Agreement, as applicable, continue to withhold the relevant Consent, Seller and Buyer will negotiate with a view to agreeing an alternative mechanism to transfer the benefit of that Business Agreement or Split Business Agreement, to Buyer (on terms acceptable to the Seller and Buyer, each acting reasonably, but without cost to Seller) without causing a breach of that Business Agreement or Split Business Agreement, as applicable.
     (c) Buyer to Accept Conditions. Buyer shall accept terms imposed by the counterparty to a Business Agreement or Split Business Agreement, as applicable, or any Governmental Consent that the counterparty is contractually entitled to require in connection with the provision of a Consent or Governmental Consent (including the provision of a guarantee, deposit or other security from or by Buyer), provided the acceptance of such terms does not result in the terms of any Business Agreement, Split Business Agreement, as applicable, or any Governmental Consent being materially more onerous for Buyer than those currently applying to the Business as of the date hereof. Seller shall not otherwise accept, without the prior written consent of Buyer, acting reasonably, any terms imposed by a counterparty as a condition to granting any Consent or Governmental Consent which are materially more onerous for Buyer than those applying in relation to the relevant Business Agreement, Split Business Agreement, or resource consent, other license, permit or application, as applicable, as of the date hereof.
     (d) Parties Not Required to Pay Money. Nothing in this Section 10.8 will require any member of the Seller’s Group, or the Seller, to pay any money or provide any other valuable consideration to or for the benefit of any person (other than an obligation under a Business Agreement or Split Business Agreement, as applicable, to reimburse the reasonable out-of-pocket costs of any third parties) or require the Seller or any member of the Seller’s Group to otherwise take action which would or is reasonably likely to impact adversely on or otherwise be contrary to the interests of the Seller or the Seller’s Group (as the case may be).
     (e) Termination of Business Agreement. Nothing in this Article X will apply to any Business Agreement, Split Business Agreement or Governmental Consent which is terminated by the counterparty thereto in accordance with its terms prior to or following Closing prior to assignment or novation to Buyer under this Agreement as the case may be.
     (f) No Liability if Consents Not Obtained or Governmental Consents Not Transferred. Notwithstanding any other provision of this Agreement, there will be no reduction to or refund of the Purchase Price, and Buyer will not have any rights against Seller or any member of the Seller’s Group:
     (i) if a Consent cannot be obtained or a Governmental Consent cannot be transferred, whether before or after Closing; or
     (ii) to the extent that any counterparty to a Business Agreement, Split Business Agreement or Governmental Consent has a claim or takes other action or terminates, varies or repudiates any such agreement as a result of the entry into or Closing of this Agreement; or
     (iii) if Seller is not lawfully able to hold on trust for Buyer any Business Agreement; or
     (iv) if clause (e) applies,
     (v) provided that this clause (f) does not release Seller from its obligations under this Section 10.8.
     (g) Performance by Buyer. To the extent that the Seller holds the right, title and benefit of a Business Agreement or Split Business Agreement on trust for Buyer as contemplated by clause (b)(ii) Buyer shall perform on behalf of the Seller all obligations of the Seller under the relevant agreement in respect of the period in which the agreement is held in trust. If the performance under such Business Agreement or Split Business Agreement can only be made by Seller, Seller shall, after having received the consent of Buyer (such consent not to be unreasonably withheld or delayed), perform the respective obligations in which case Buyer shall reimburse or compensate Seller in full for such performance.
     Section 10.9 Records Retention. Buyer shall retain all Business Records for a period of at least seven years after the Closing Date and, in the case of records relating to Taxes, for a period of eight years after the Closing Date.
     (a) Seller’s Access. Without limiting any other provision of this Agreement, Buyer shall ensure that, following Closing and at Seller’s cost, the Seller is promptly afforded reasonable access to all Business Records and relevant employees on reasonable request by the Seller for the purpose of:
     (i) enabling Seller or any member of Seller’s Group to comply with any applicable Law or to ascertain or deal with a matter in relation to Tax;
     (ii) the preparation of financial statements or Tax Returns for Seller or any member of Seller’s Group; and

     (iii) defending or dealing with any claim involving the Seller or any member of the Seller’s Group.
     (iv) Buyer will not be required to provide anything that is subject to legal professional privilege of Buyer. Seller shall comply with any reasonable steps requested by Buyer to preserve confidentiality.
     (b) Buyer’s Access. Seller shall ensure that, following Closing, Buyer is promptly afforded reasonable access to all Excluded Records requested by Buyer and required by Buyer to the extent those Excluded Records are within Seller’s control or the control of a Seller’s Group company (which includes the control of Seller’s and the Seller’s Group’s advisors) at the time of request, and at Buyer’s cost
     (i) for the purpose of operating the Business in the ordinary course;
     (ii) for any purpose in connection with a CHH Agreement; or
     (iii) for any of the purposes specified in Section 5.1 (as if the references to Seller were to Buyer).
The Seller will not be required to provide, or procure the provision of, anything that is subject to legal professional privilege of Seller or Seller’s Group. Buyer shall comply with any reasonable steps requested by Seller to preserve confidentiality.
     Section 10.10 Australian Agency Covenant. From the Closing Date until December 31, 2010, the Buyer agrees to make all sales of carton board products from the Business to Australian companies: (i) A.C.N. 002 641 198 Pty Ltd (ACN 002 641 198), formerly known as Confeta Pty Ltd, and (ii) Amalgamated Metal Industries Pty Ltd (ACN 087 945 720) trading as Silverbatt, through The Source Group Pty Ltd (ACN 141 220 877) (“Source”) as agent with a commission of 3% of such sales payable to Source.
     Section 10.11 Notice to Territorial Authority. After Closing, Seller must give notice of sale to the territorial authority having jurisdiction with respect to the Owned Real Property.
     Section 10.12 Telephone Numbers. Seller shall use all reasonable endeavors to assist Buyer to transfer to Buyer, at or as soon as practically possible after Closing, the telephone numbers exclusively used at the Mill.

ARTICLE XI
INTELLECTUAL PROPERTY LICENSE
     Section 11.1 Grant of License. Seller grants to Buyer a non-exclusive, royalty-free, non-transferable license beginning from and after the Closing until May 5, 2011 unless earlier terminated hereunder (the “Term”) to use the Licensed Names anywhere but solely in relation to the Business to:
     (a) package, promote, sell or distribute finished products manufactured by Seller in respect of the Business before Closing or by Buyer in respect of the Business after Closing (whether packaged or not) using labeling, packaging and related material which incorporates the Licensed Names;
     (b) manufacture or order new labeling and packaging which incorporates the Licensed Names and sell or distribute products in that new labeling and packaging provided:
     (i) use of the labeling and packaging is substantially in the same manner and on the same products as used by Seller in respect of the Business prior to Closing; and
     (ii) the labeling and packaging is only manufactured for use by Buyer in the event that it runs out (or reasonably expects to run out) of packaging and labeling for the relevant products prior to the end of the Term;
     (c) continue to display the Licensed Names on websites (but not as a domain name or to operate a website), vehicles, premises and signage used by Seller in respect of the Business as displayed prior to Closing;
     (d) continue to use or distribute any invoices, letter, envelope, facsimile, email or other form of correspondence or business document advertising material that incorporates the Licensed Names; and
     (e) continue to use printed advertising, promotional and display materials which are available at Closing in relation to finished products and which bear the Licensed Names, in each case substantially in the same manner and to the same extent as such Licensed Names were used by Seller in respect of the Business immediately prior to Closing.
     Section 11.2 Retained Names. The Retained Names form part of the Excluded Assets. For the avoidance of doubt, on and from Closing, Buyer must not, and must ensure that Persons under its control do not, use (either on its own or in combination with other material) any trademark, logo, get up or business, domain or company name containing the Retained Names, including in any form that Seller has used or authorized the use of before Closing, unless the relevant name is also a Licensed Name, in which case Buyer may use that name for the Term in accordance with this Article XI.
     Section 11.3 No Sub-License. The license granted in Section 11.1 may not be sub-licensed by Buyer except that Buyer may grant sub-licenses to the extent reasonably required to enable the distribution of products manufactured at the Mill and on the basis that Buyer will be responsible for ensuring that each such sub-licensee who is granted such a sub-license observes and complies with the provisions of this Article XI.
     Section 11.4 Ownership and Use of the Licensed Names. Buyer acknowledges and agrees that:
     (a) nothing in this Article XI grants any interest or goodwill in the Licensed Names or Retained Names to Buyer other than the right to the Licensed Names under the license as per Section 11.1;
     (b) all rights (including to trademarks and copyright) and all goodwill arising from the use of the Licensed Names by Buyer is to be owned by Seller, subject to the right of Buyer under the license as per Section 11.1;
     (c) notwithstanding Section 11.1, no license or approval is given for use of the Licensed Names as part of a company name, business name or trading name.
     Section 11.5 Undertakings. Buyer will not
     (a) use or knowingly permit the use of the Licensed Names in any manner that would prejudice or be detrimental to or inconsistent with the goodwill, reputation and image associated with the Licensed Names or Seller or its Affiliates, as the case may be;
     (b) use Licensed Names in relation to any business outside the Business or allow the use of Licensed Names by any third party, except as part of a permitted sub-license as permitted above;
     (c) use the Licensed Names accompanied by or in conjunction with any third party names or trademarks (whether registered or otherwise) unless Seller has given its prior written approval to such use in each case;

     (d) seek in its own name, or allow any third party to seek in any name, the registration, or attempt to register or otherwise protect any of the Licensed Names;
     (e) contest or challenge in any legal proceedings or otherwise Seller’s ownership of, or right to use, any of the Licensed Names or any registration or application for registration of any of the Licensed Names which is made by or with the authorization of Seller or any name which is either identical or similar to any of the Licensed Names or in any way dispute the validity of any of the Licensed Names, whether registered or otherwise;
     (f) be entitled to exercise any rights conferred on authorized users of trademarks under the Trade Marks Act 2002 (NZ), or any equivalent legislation in other jurisdictions in respect of any Licensed Names without the prior written consent of Seller;
     (g) engage in conduct, or make any representation, which may suggest to any person that Seller is the manufacturer of any of the products sold under or which otherwise benefit from the Licensed Names if the product is not manufactured by Seller;
     (h) in any way incur any obligations on behalf of Seller or make any representations, promises or warranties on behalf of Seller; or
     (i) use the Licensed Names in any manner that:
     (i) is or is likely to be misleading or deceptive or amounts to a false representation; or
     (ii) results or is likely to result in a breach by Buyer of the Fair Trading Act 1986 (NZ), including Sections 9, 10, 13 and 26 of the Fair Trading Act 1986 (NZ).
     Section 11.6 Other Covenants of Buyer. Buyer undertakes that during the Term:
     (a) it will comply in all material aspects with every Law affecting the products of the Business which have the benefit of the Licensed Names, including any consumer product safety standard, the Fair Trading Act 1986 (NZ), the relevant state or territory fair trading legislation or any equivalent legislation in other relevant jurisdictions; and
     (b) all reproductions of the Licensed Names on or in relation to products of the Business which have the benefit of the Licensed Names (including on packaging, advertising, promotional and display materials) will comply in all respects with all material aspects of applicable Laws, including requirements as to the identity of the owner and/or the manufacturer and to the appearance, size and positioning of the Licensed Names.
     Section 11.7 Infringement.
     (a) Notice. If Buyer at any time learns of any infringement or threatened infringement of the Licensed Names, or any challenge to the Licensed Names, it must immediately give written notice of such infringement or challenge to Seller.
     (b) Right of Enforcement. Seller will have the exclusive right, but no obligation, to take any action or proceedings against any such infringements or challenges at its own cost (and Buyer will give all reasonable assistance to Seller as requested for such purposes, at Seller’s cost, and any costs, damages or other monetary compensation awarded as a result of any such proceedings will belong solely to Seller.
     Section 11.8 Default and Termination.
     (a) Default Event. If a Default Event occurs in relation to Buyer and:
     (i) if capable of remedy, the Default Event is not remedied within 15 Business Days of the earlier of:
     (A) Buyer becoming aware of the Default Event; and
     (B) receipt of notice from Seller to Buyer to remedy the Default Event;
     (ii) if not capable of remedy,
then Seller, without limiting its other rights and remedies, may terminate the licence granted under Section 11.1 by giving notice to Buyer with immediate effect.
     (b) Rights on Termination or Expiration. On termination or expiration of the license granted under Section 11.1, Buyer must:
     (i) immediately cease using the Licensed Names in any manner whatsoever, including removing any reference to the Licensed Names in its premises, vehicles, notepaper, invoices, correspondence, advertising material or labels and cancelling any such reference on hoardings or other advertisements; and
     (ii) if and as so requested by Seller, remove the Licensed Names from any existing packaging and stock or destroy that packaging and stock.

ARTICLE XII
INDEMNIFICATION
     Section 12.1 Survival. Subject to Section 12.4(g), (i) the representations and warranties of the parties contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided that the representations and warranties in Sections 3.1, 3.2, 3.8, 3.16, 4.1, 4.2 and 4.4 (the “Fundamental Representations”) shall survive until the fourth anniversary of the Closing, and the representations and warranties in Section 3.13 shall not survive the Closing and shall expire as of the Closing and (ii) the covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentence, but subject to Section 12.4(g), any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
     Section 12.2 Indemnification by Seller. From and after the Closing, and subject to this Article XII, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates, their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty made by Seller in Article III of this Agreement (without giving effect to any Material Adverse Effect or materiality qualification contained therein except to the extent contained in Sections 3.1, 3.3(a), 3.5, 3.8, 3.9, 3.10, and 3.15), or (b) any breach or default in performance by Seller of any covenant or agreement under this Agreement (including any failure to timely discharge any Excluded Liability).
     Section 12.3 Indemnification by Buyer. From and after the Closing, and subject to this Article XII, Buyer shall defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty made by Buyer in Article IV of this Agreement, (b) any breach or default in performance by Buyer of any covenant or agreement under this Agreement (including any failure to timely discharge an Assumed Liability) or (c) any Asset, including any Business Agreement held in trust for Buyer by Seller, but excluding any Business Agreement that is terminated pursuant to Section 10.8(e).
     Section 12.4 Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees:

     (a) No Buyer Indemnitee will assert any claims for indemnification under Section 12.2 in respect of a claim for a breach of a representation or warranty: (i) in respect of any individual Loss incurred or suffered by such Buyer Indemnitee that is not in excess of US$200,000 (a “Qualifying Loss”), and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 12.2 exceeds an amount equal to US$2,000,000 (the amount referred to in this clause (ii), the “Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Indemnity Threshold. The aggregate liability of Seller in respect of claims for indemnification pursuant to Section 12.2(a) will not exceed an amount equal to US$15,000,000 (the “Cap”). Notwithstanding anything to the contrary set forth herein, the Indemnity Threshold and the Cap will not apply to the obligations of Seller to indemnify the Buyer Indemnitees in connection with an inaccuracy in or breach of the representation and warranties contained in Section 3.8.
     (b) No Seller Indemnitee will assert any claims for indemnification under Section 12.3 in respect of a claim for breach of a representation of warranty: (i) in respect of any individual Loss incurred or suffered by such Seller Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Seller Indemnitees may have under Section 12.3 exceeds the Indemnity Threshold, and then only for the aggregate amount of all Qualifying Losses in excess of the Indemnity Threshold. The aggregate liability of Buyer in respect of claims for indemnification pursuant to Section 12.3(a) will not exceed the Cap. Notwithstanding anything to the contrary set forth herein, the Indemnity Threshold and the Cap and the other provisions of this Section 12.4 will not apply to the obligations of Buyer to indemnify the Seller Indemnitees in connection with an inaccuracy in or breach of any Fundamental Representation.
     (c) For purposes of determining the amount of any Losses subject to indemnification under this Article XII, the amount of such Losses will be determined net of all related reserves accrued in respect of the specific matter subject to indemnification on the Closing Statement.
     (d) With respect to each indemnification obligation in this Agreement: (i) all Losses shall be net of any Eligible Insurance Proceeds; (ii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim; and (iii) the parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price in accordance with Section 2.7.
     (e) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a

“Notice of Insurance”). If the Indemnifying Party so requests within 180 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable endeavors to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds.” Any amount payable by an Indemnifying Party pursuant to this Article XII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds and/or any other amount in respect of any Losses for which an Indemnifying Party has actually reimbursed it pursuant to this Article XII, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim, and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
     (f) Any Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.
     (g) Notwithstanding anything to the contrary set forth herein, no indemnification claim may be asserted under this Agreement by a Buyer Indemnitee or a Seller Indemnitee, as the case may be (other than a claim for payment pursuant to Section 2.6 hereof), from and after the date on which all or a portion of the equity interests of Seller, any Buyer or any parent entity of Seller or any Buyer, is issued to or sold, assigned or otherwise transferred to any Person that is not controlled directly or indirectly by the Hart Group.
     (h) If on the Closing Date, Buyer knows of any information that would cause one or more of the representations and warranties made by Seller to be inaccurate as of the date made or as of the Closing Date, Buyer shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof. Without limiting the foregoing, Buyer shall be charged with knowledge of any information contained in any data room or diligence report made available by or on behalf of Seller to Buyer and all publicly disclosed information regarding the Business.
     (i) Notwithstanding anything to the contrary herein, no party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party to this Agreement, in connection with the transactions contemplated by this Agreement, for an amount in excess of the Purchase Price.
     Section 12.5 Notification of Claims; Third Party Claims.
     (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XII, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent the Indemnifying Party is materially prejudiced by such failure. The parties agree that (i) in this Article XII they intend to shorten (in the case of the limited survival periods specified in Section 12.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a post-Closing covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 12.1 for such representation, warranty, covenant or agreement, (iii) notices for claims in respect of a breach of a post-Closing covenant must be delivered prior to the date that is six months after the last day of the effective period of such post-Closing covenant and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 12.5 shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 12.5 of a claim for indemnification under this Article XII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XII notwithstanding the passing of such applicable date.
     (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 12.5(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within 20 Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim); provided that counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnifying Party shall keep the Indemnified Party reasonably updated with respect to material developments relating to any Third Party Claim.
     (c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to this Section 12.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 20 Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XII. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of Buyer to conduct the Business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article XII and the records of each shall be reasonably available to the other with respect to such defense.

     Section 12.6 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Seller and Buyer hereby agree that following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, agreement or covenant contained in this Agreement shall be the indemnification rights set forth in this Article XII. In furtherance of the foregoing and the indemnification provisions set forth in this Article XII, (i) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Seller or any of its Affiliates, or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns and (ii) Seller hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against any Buyer or any of their Affiliates, or their respective directors, officers, employees, Affiliates, agents or representatives, successors or assigns, in either case to the extent such rights, claims and causes of actions arise under or are based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise.
ARTICLE XIII
TERMINATION
     Section 13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
     (a) By mutual consent of Buyer and Seller;
     (b) By either Buyer or Seller if the Closing shall not have occurred on or before May 31, 2010 or prior to such date if any condition (as set forth in Article VIII or Article IX only) to such party’s obligation to consummate the transactions contemplated hereby shall have become incapable of being satisfied; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of any term of this Agreement has been a cause of, or resulted in, the failure of the Closing to have occurred on or before the aforesaid date;
     (c) By Buyer, if Seller shall have materially breached any of its respective pre-Closing covenants herein or if any representation or warranty of Seller shall, in any case, be or become untrue, such that, in each case, the conditions set forth in Section 8.1 and Section 8.2 are incapable of being satisfied;
     (d) By Seller, if Buyer shall have materially breached any of its pre-Closing covenants herein or if any representation or warranty of Buyer shall, in any case, be or become untrue, such that in each case, the conditions set forth in Section 9.1 and Section 9.2 are incapable of being satisfied; or

     (e) By either Buyer or Seller, if any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable.
     Section 13.2 No Right to Cancel. Subject to Section 13.1, Buyer has no right to terminate or cancel this Agreement (whether before or after Closing) and sections 7(1) to 7(4) (inclusive) of the Contractual Remedies Act 1979 (NZ) will not apply to this Agreement.
     Section 13.3 Procedure and Effect of Termination. In the event of termination by Buyer or Seller pursuant to Section 13.1, notice thereof shall promptly be given to Seller or Buyer, as the case may be, and this Agreement shall terminate, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except that any termination shall be without prejudice to the rights of either party hereto arising out of a breach by the other party of any term of agreement contained in this Agreement, and except that the provisions of Article VII, Article XII, this Section 13.3 and Article XIV shall survive such termination.
ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing (including facsimile or similar transmission) and mailed (by certified mail, return receipt requested, postage prepaid), e-mailed or delivered (including by way of international courier service):
     (a) If to Seller, addressed to:
Rank Group Limited
Level Nine
148 Quay Street
P.O. Box 3515
Auckland, New Zealand
Attention:   Gregory A. Cole
Facsimile:   +64 (0) 9 366 6263
E-mail:         Greg.Cole@rankgroup.co.nz
     with a copy (which shall not constitute notice) to:

Rank Group Limited
Level Nine
148 Quay Street
P.O. Box 3515
Auckland, New Zealand
Attention:   Helen D. Golding
Facsimile:   +64 (0) 9 366 6263
E-mail:        Helen.Golding@rankgroup.co.nz
          (b) If to Buyer, addressed to:
SIG Group
Laufengasse 18 CH-8212 Neuhausen am Rheinfall
Switzerland
Attention:   Marco Haussener, Chief Financial Officer
Facsimile:   41 (0) 52 674 7200
E-mail:        marco.haussener@sig.biz
          with a copy (which shall not constitute notice) to:
SIG Group
Laufengasse 18 CH-8212 Neuhausen am Rheinfall
Switzerland
Attention:   Daniel Petitpierre, Head of Group Legal & Compliance
Facsimile:   41 (0) 52 674 6556
E-mail:        daniel.petitpierre@sig.biz
or to such other address(es) as Seller or Buyer shall give notice to the other by like means. All such notices, demands and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing or (iii) seven days after deposit in the mail. All such notices, demands and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to facsimile and similar electronic transmission, the earlier of (A) the time that electronic confirmation of a successful transmission is received, or (B) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

     Section 14.2 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.
     Section 14.3 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.
     Section 14.4 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the CHH Agreements, the Trademark Assignment Agreement and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense. This Section 14.4 does not relate to Transfer Taxes which are the subject of Section 2.9.
     Section 14.5 Governing Law; Choice of Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of New Zealand. Each party to this Agreement hereby (i) irrevocably and unconditionally consents and submits, for itself or himself or herself and its, his or her property, to the non-exclusive jurisdiction of the courts of New Zealand, (ii) waives any objection which it, he or she may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the aforementioned courts and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided for by Law.
     Section 14.6 Assignment. This Agreement and all obligations hereunder shall not be assignable, encumbered or otherwise transferable without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, that this Agreement may be assigned by Seller to the Hart Group or any of its subsidiaries and by the Buyer to Reynolds Group Holdings Limited or any of its subsidiaries, and provided, further, that this Agreement and all obligations hereunder shall be freely assignable, encumbered or otherwise transferable by Buyer to the extent required by lenders of Buyer or any of its Affiliates. For the avoidance of doubt, any party that assigns any of its rights or obligations under this Agreement shall remain liable for its obligations hereunder.
     Section 14.7 Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.
     Section 14.8 Further Assurances. From time to time after the Closing Date and at the expense of the requesting party and without further consideration, the parties hereto, upon the request of any other party hereto or its Affiliates, shall execute and deliver such instruments and documents as such other party reasonably may request in order to carry out the purposes and intent of this Agreement.
     Section 14.9 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     Section 14.10 Headings. The headings contained in this Agreement or on any exhibit or schedule hereto are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     Section 14.11 Entire Agreement. The Seller Disclosure Letter, the CHH Agreements, the Trademark Assignment Agreement and the other documents delivered pursuant to or as contemplated by this Agreement are hereby incorporated in and form an integral part of this Agreement.
     Section 14.12 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument. A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

WHAKATANE MILL LIMITED
/s/ Helen D. Golding
Name:	Helen D. Golding
Title:	Authorized Signatory

CARTER HOLT HARVEY LIMITED
/s/ Helen D. Golding
Name:	Helen D. Golding
Title:	Authorized Signatory

ANNEX I
1. Basis of preparation
2.1 Statement of compliance
The financial statements have been prepared in accordance with New Zealand Generally Accepted Accounting Practice (“NZ GAAP”). They comply with New Zealand equivalents to International Financial Reporting Standards (“NZ IFRS”) and other applicable Financial Reporting Standards, as appropriate for profit-orientated entities that qualify for and apply differential reporting concessions. The Company is a reporting entity for the purposes of the Financial Reporting Act 1993 and its financial statements comply with that Act.
The Company qualifies for Differential Reporting exemptions as it has no public accountability and there is no separation between the owner and the governing body. All available reporting exemptions allowed under the framework for differential reporting have been adopted.
2.2 Going concern
The financial statements have been prepared using the going concern assumption.
2.3 Basis of measurement
The financial statements have been prepared under the historical cost convention except for derivatives which are measured at fair value and certain components of inventory which are measured at net realisable value.
2.4 Presentation currency
These financial statements are presented in New Zealand dollars (NZ$), which is the Company’s presentation currency. All financial information presented in NZ$ has been rounded to the nearest million dollars, unless otherwise stated.
2.5 Use of estimates and judgements
The preparation of financial statements requires the Directors to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses and disclosure of contingent assets and liabilities. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. These estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
2.6 Restatement of comparative information
Certain comparative amounts may have been reclassified to conform with the current period’s presentation.
3. Significant accounting policies
The accounting policies set out below have been applied consistently to all periods presented in these financial statements.
•	Certain comparative amounts may have been reclassified to conform with the current period’s presentation.
3.1 Investments
(a) Subsidiaries
Investments in subsidiaries are carried at cost less any impairment losses in the Company’s financial statements.
(b) Associates

Associates are those entities in which the Company has significant influence, but not control, over the financial and operating policies (generally accompanying a shareholding of between 20% and 50% of the voting rights).
Investments in associates are carried at cost less any impairment losses in the Company’s financial statements.
3.2 Foreign currency
(a) Functional and presentation currency
Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The financial statements are presented in NZ$, which is the functional currency of the Company.
(b) Foreign currency transactions
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at historical cost are translated to the functional currency at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency of the respective entities at the exchange rate at the date that the fair value was determined. Foreign currency differences arising on translation are recognised in the statement of comprehensive income as a component of the profit or loss.
3.3 Non-derivative financial instruments
Non-derivative financial instruments comprise cash and cash equivalents, receivables, available-for-sale financial assets, trade and other payables and interest bearing borrowings.
A non-derivative financial instrument is recognised if the Company becomes a party to the contractual provisions of the instrument. Non-derivative financial assets are derecognised if the Company’s contractual rights to the cash flows from the financial assets expire or if the Company transfers the financial asset to another party without retaining control or substantially all the risks and rewards of the asset. Non-derivative financial liabilities are derecognised if the Company’s obligations specified in the contract expire or are discharged or cancelled.
Non-derivative financial instruments are recognised initially at fair value plus, for instruments not at fair value through the profit and loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below.
Upon initial acquisition the Company classifies its financial instruments in one of the following categories, which is dependent on the purpose for which the financial instruments were acquired.
(a) Financial instruments at fair value through profit or loss
An instrument is classified at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value. Upon initial recognition at the trade date, attributable transaction costs are recognised in the statement of comprehensive income as a component of the profit or loss. Subsequent to initial recognition, financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognised in the statement of comprehensive income as a component of the profit or loss.
(b) Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for instruments with maturities greater than twelve months from the reporting date, which are classified as non-current assets. The Company’s loans and receivables comprise cash and cash equivalents and trade and other receivables (including related party receivables) which are stated at their cost less impairment losses.
(c) Held-to-maturity investments
Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Company has the positive intention to hold to maturity. If the Company has the positive intent and ability to hold debt securities to maturity, then they are classified as held-to-maturity. Subsequent to initial recognition, held-to-maturity investments are measured at amortised cost using the effective interest rate method, less any impairment losses, to the net amount of the financial instrument.

The effective interest rate method is a method of calculating the amortised cost of a financial instrument and allocating the interest over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts over the expected life of the financial instrument, or, where appropriate, a shorter period.
(d) Available-for-sale financial assets
Available-for-sale financial assets are non-derivative financial instruments that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within twelve months of the reporting date.
Available-for-sale financial assets are measured at fair value on initial recognition plus transaction costs. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses and foreign exchange gains and losses on available-for-sale monetary items, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to the statement of comprehensive income as a component of the profit or loss.
(e) Other liabilities
Other liabilities comprise all non-derivative financial liabilities that are not disclosed as fair value through profit or loss. Other liabilities are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date. The Company’s other liabilities comprise trade and other payables and interest bearing borrowings, including related parties. The Company’s other liabilities are measured as follows:
(i) Trade and other payables
Subsequent to initial recognition trade and other payables are stated at cost.
(ii) Interest bearing borrowings including related parties
Subsequent to initial recognition interest-bearing loans and borrowings are measured at amortised cost using the effective interest rate method.
3.4 Derivative financial instruments
A derivative financial instrument is recognised if the Company becomes a party to the contractual provisions of an instrument at the trade date.
Derivative financial instruments are initially recognised at fair value (which includes, where applicable, consideration of credit risk) and transaction costs are expensed as incurred. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognised in the statement of comprehensive income (as a component of the profit or loss) unless it qualifies for hedge accounting. Where a derivative financial instrument qualifies for hedge accounting, recognition of any resulting gain or loss depends on the nature of the hedging relationship (see below). Derivative financial instruments are recognised on a gross basis unless a current and legal enforceable right to off-set exists.
Derivative financial assets are derecognised if the Company’s contractual right to the cash flows from the instrument expire or if the Company transfers the financial asset to another party without retaining control or substantially all the risks and rewards of the asset. Derivative financial liabilities are derecognised if the Company’s obligations specified in the contract expire or are discharged or cancelled.
(a) Cash flow hedges
Changes in the fair value of a derivative financial instrument designated as a cash flow hedge are recognised directly in equity to the extent that the hedge is effective. To the extent that the hedge is ineffective, changes in fair value are recognised in the statement of comprehensive income as a component of the profit or loss for the period. If a hedging instrument no longer meets the criteria for hedge accounting or it expires, is sold, terminated or exercised, then hedge accounting is discontinued prospectively
At this point in time, the cumulative gain or loss previously recognised in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognised in equity is transferred to the carrying amount of the asset when it is recognised. In all other cases the amount recognised in equity is transferred within the statement of comprehensive income in the same period that the hedged item affects this statement and is recognised as part of other income or expenses. If the forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred within the statement of comprehensive income and is recognised as part of other income or expenses in the profit and loss.
(b) Fair value hedges

Changes in the fair value of a derivative financial instrument designated as a fair value hedge are recognised in the statement of comprehensive income as part of [financial income or expenses] together with any changes in the fair value of the hedged assets or liabilities that are attributable to the hedged risk.
3.5 Inventories
(a) Raw materials, work in progress and finished goods
Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the first in first out (“FIFO”)/weighted average principle and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.
(b) Engineering and maintenance materials
Engineering and maintenance materials (representing either critical or long order components) are measured at the lower of cost and net realisable value. The cost of these inventories is based on the [FIFO/weighted average] principle and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realisable value is determined with reference to the cost of replacement of such items in the ordinary course of business compared to the current market prices.
3.6 Property, plant and equipment
(a) Recognition and measurement
Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses (if any).
Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour and any other costs directly attributable to bringing the asset to a working condition for its intended use. Cost may also include transfers from equity of any gains or losses on qualifying cash flow hedges of foreign currency purchases of property, plant and equipment. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.
(b) Assets under construction
Assets under construction are transferred to the appropriate asset category when they are ready for their intended use. Assets under construction are not depreciated but tested for impairment at least annually.
(c) Reclassification to investment property
When the use of a property changes from owner-occupied to investment property, the property is remeasured to fair value and reclassified to investment property. Any gain arising on remeasurement is recognised directly in the statement of comprehensive income as a component of other comprehensive income. Any loss on remeasurement is recognised in the statement of comprehensive income as a component of the profit or loss.
(d) Borrowing costs
Borrowing costs directly attributable to the acquisition or construction of an item of property, plant and equipment are capitalised until such time as the assets are substantially ready for their intended use. The interest rate used equates to the effective interest rate on debt where general borrowings are used or the relevant interest rate where specific borrowings are used to finance the construction.
(e) Subsequent costs
The cost of replacing part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within that part will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in the statement of comprehensive income as a component of the profit or loss as incurred.
(f) Depreciation
Depreciation is recognised in the statement of comprehensive income as a component of the profit or loss using a method that reflects the pattern in which the economic benefits embodied within the asset are consumed. Generally this is on a straight-line basis over the estimated useful life of each part or component of an item of property, plant and equipment. Land is not depreciated

The estimated useful lives for the material classes of property, plant and equipment are as follows:
•	Buildings 50 years

•	Plant and equipment 10 to 25 years

•	Furniture and fittings 3 years

•	Other 5 to 15 years
Depreciation methods, useful lives and residual values are reassessed on an annual basis.
Gains and losses on the disposal of items of property, plant and equipment are determined by comparing the proceeds (if any) at the time of disposal with the carrying amount of the asset.
3.7 Leases
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.
(a) The Company as lessor — finance leases
Amounts due from lessees under finance leases are recorded as receivables at the amount of the Company’s net investment in the leases.
(b) The Company as lessee — finance leases
Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. The corresponding liability to the lessor is included within loans and borrowings as a finance lease obligation. Subsequent to initial recognition the liability is accounted for in accordance with the accounting policy described at note 3.3(e) and the asset is accounted for in accordance with the accounting policy applicable to that asset.
3.8 Intangible assets
(a) Goodwill
Goodwill arises on the acquisition of subsidiaries, associates, joint ventures and business operations and represents the excess of the cost of the acquisition over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. When the excess is negative (discount on acquisition), it is recognised immediately in the statement of comprehensive income.
Goodwill as recognised by the Company relates to a historical purchase transaction of equity.
Goodwill is measured at cost less accumulated impairment losses (if any) and is tested at least annually for impairment. Goodwill is not amortised and is allocated to cash generating units (“CGUs”) for the purpose of impairment testing. The allocation is made to the CGUs that are expected to benefit from the business combination in which the goodwill arose after the finalisation n of the allocation of purchased consideration completed.
(b) Other intangible assets
Other intangible assets comprise software. Other intangible assets have finite useful lives and are carried at cost less accumulated amortisation and impairment losses (if any).
(c) Amortisation
Amortisation is recognised in the statement of comprehensive income as a component of the profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than indefinite life intangible assets, from the date that they are available for use.
The estimated useful lives for the material classes of intangible assets are as follows:
•	Software 3 to 5 years
3.9 Impairment
The carrying amounts of the Company’s assets are reviewed regularly and at least annually to determine whether there is any objective evidence of impairment.

An impairment loss is recognised whenever the carrying amount of an asset or cash generating unit (“CGU”) exceeds its recoverable amount. Impairment losses directly reduce the carrying amount of assets and are recognised in the statement of comprehensive income as a component of the profit or loss.
(a) Impairment of loans and receivables and held-to-maturity financial assets
The recoverable amount of the Company’s loans and receivables and held-to-maturity instruments carried at amortised cost is calculated with reference to the present value of the estimated future cash flows, discounted at the original effective interest rate (i.e. the effective interest rate computed at the date of initial recognition of these financial assets). Receivables with a short duration are not discounted.
Impairment losses on individual instruments that are considered significant are determined on an individual basis through an evaluation of the specific instruments exposures. For trade receivables which are not significant on an individual basis, impairment is assessed on a portfolio basis taking into consideration the number of days overdue and the historical loss experiences on a portfolio with a similar number of days overdue.
(b) Non-financial assets
The carrying amounts of the Company’s non-financial assets are reviewed at least annually to determine whether there is any indication of impairment. If any such indicators exist then the asset or CGU’s recoverable amount is estimated. For assets that have indefinite lives (i.e. indefinite life intangibles) or that are not yet available for use, recoverable amounts are estimated at least annually and whenever there is an indication that they may be impaired.
An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its recoverable amount. A CGU is the smallest identifiable group of assets that generates cash flows that are largely independent from other assets and groups. Impairment losses are recognised in the statement of comprehensive income as a component of the profit or loss. Impairment losses recognised in respect of a CGU are allocated to reduce the carrying amount of the other non-financial assets in the CGU on a pro-rata basis.
The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.
In respect of assets, other than indefinite life intangibles, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined net of depreciation or amortisation, if no impairment loss had been recognised.
3.10 Employee benefits
(a) Pension obligations
The Company operates various defined contribution and defined benefit plans.
(i) Defined contribution plans
A defined contribution plan is a plan under which the employee and the Company pay fixed contributions to a separate entity. The Company has no legal or constructive obligation to pay further contributions in relation to an employee’s service in the current and prior periods. The contributions are recognised in the statement of comprehensive income as a component of the profit or loss as and when they fall due.
(ii) Defined benefit plans
A defined contribution is a plan under which the employee and the Company pay fixed contributions to a separate entity. The Company has no legal or constructive obligation to pay further contributions in relation to an employee’s service in the current and prior periods. The contributions are recognised in the statement of comprehensive income as and when they fall due.
(iii) Defined benefit plans
A defined benefit plan is a pension plan that is not a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on factors such as age, years of service and compensation.

The Company’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of the future benefits that employees have earned in return for their service in the current and prior periods. These benefits are then discounted to determine the present value of the Company’s obligations and are then adjusted for the impact of any unrecognised past service costs. The Company’s net obligation is then determined with reference to the fair value of the plan assets (if any). The discount rate used is the yield on bonds that are denominated in the currency in which the benefits will be paid and that have maturity dates approximating the terms of the Company’s obligations. The calculations are performed by qualified actuaries using the projected unit credit method.
Past service costs are recognised immediately in the statement of comprehensive income as a component of the profit or loss, unless the changes to the plans are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case the past service costs are amortised on a straight-line basis over the vesting period.
To the extent that any cumulative unrecognised actuarial gains and losses exceed 10% of the greater of the present value of the defined benefit obligation and the fair value of the plan assets, that portion is recognised in the statement of comprehensive income as a component of the profit or loss.
(b) Short-term employee benefits
Short-term employee benefits are measured on an undiscounted basis and are expensed in the profit or loss as the related services are provided. A provision is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans and outstanding annual leave balances if the Company has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee and the obligation can be estimated reliably.
(c) Other long-term employee benefits
The Company’s net obligation in respect of long-term employee benefits, other than pension plans and post employment medical plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods plus related on costs, discounted to determine the present value of the Company’s obligation. The discount rate used is the yield on bonds that are denominated in the currency and jurisdiction in which the benefits will be paid and that have maturity dates approximating the terms of the Company’s obligations. The calculation is performed by qualified actuaries using the projected unit credit method. Any actuarial gains or losses are recognised in the statement of comprehensive income as a component of the profit or loss in the period in which they arise.
(d) Termination benefits
Termination benefits are recognised as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date. Termination benefits for voluntary redundancies are recognised if the Company has made an offer encouraging voluntary redundancy, it is probable that the offer will be accepted and the number of acceptances can be estimated reliably.
3.11 Provisions
A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefit will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Where discounting is used, the increase in the provision for the passage of time is recognised as a component of financial expenses in the statement of comprehensive income as a component of the profit or loss.
(a) Warranties
A provision for warranties is recognised when the underlying products or services are sold. The provision is based on historical warranty data and a weighting of all possible outcomes against their associated probabilities.
(b) Business closure and rationalisation
A provision for business closure and rationalisation is recognised when the Company has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been publicly announced. Future operating costs are not provided for.
3.12 Self-insured workers’ compensation
The Company issues insurance contracts via its self insurance status under the New Zealand ACC Partnership Programme with an insured retention of NZ$1 million.
Insurance contracts are those contracts that transfer significant insurance risk. Under the self insurance schemes in New Zealand and Australia the Company accepts the risk of work-related injury for any employees covered under the schemes.

The liabilities in respect of the self insurance programmes are estimated on an actuarial basis to reflect all claims incurred, including reported claims and those that are incurred but not yet reported based on independent actuarial assessments plus a prudential margin, where applicable. All changes in the liabilities for claims are recognised immediately in the statement of comprehensive income as a component of the profit or loss.
3.13 Revenue
(a) Sale of goods
Revenue from the sale of goods is measured at the fair value of the consideration received or receivable net of returns and allowances, trade discounts and volume rebates. Revenue is recognised when the significant risks and rewards of ownership have been substantially transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, and there is no continuing management involvement with the goods.
Transfers of risks and rewards vary depending on the individual terms of the contract of sale.
(b) Sale of real estate
Revenue from the sale of real estate is measured at the fair value of the consideration received or receivable. Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable and there is no continuing involvement with the property.
Transfer of risks and rewards generally occurs when legal title is transferred to the buyer.
(c) Services
Revenue from services rendered is recognised in the statement of comprehensive income as a component of the profit or loss in proportion to the stage of completion of the transaction at the reporting date.
(d) Government grants
Government grants are recognised initially as deferred income when there is reasonable assurance that they will be received and that the Company will comply with the conditions associated with the grant. Grants that compensate the Company for expense incurred are recognised in the statement of comprehensive income as a component of the profit or loss on a systematic basis in the same periods in which the expenses are recognised. Grants that compensate the Company for the cost of an asset are recognised in the statement of comprehensive income as a component of the profit or loss on a systematic basis over the useful life of the asset.
(e) Dividend income
Dividend income is recognised when the right to receive payment is established.
3.14 Lease payments
Minimum lease payments made under finance leases are apportioned between the finance charges and the reduction of the outstanding liability. The finance charges which are recognised in the statement of comprehensive income as a component of the profit or loss are allocated to each period during the lease term so as to produce a constant rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for in the periods in which they are incurred.
Payments made under operating leases are recognised in the statement of comprehensive income as a component of the profit or loss on a straight-line basis over the term of the lease, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent lease payments arising under operating leases are recognised as an expense in the periods in which they are incurred.
In the event that lease incentives are received to enter into an operating lease, such incentives are deferred and recognised as a liability. The aggregated benefits of the lease incentive are recognised as a reduction to the lease expenses on a straight line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.
3.15 Financial income and expenses
Financial income comprises interest income, foreign currency gains, and gains on derivative financial instruments that are recognised in the statement of comprehensive income as a component of the profit or loss. Interest income is recognised as it accrues using the effective interest rate method.

Financial expenses comprise interest expense, foreign currency losses, impairment losses recognised on financial assets (except for trade receivables) and losses on derivative financial instruments that are recognised in the statement of comprehensive income as a component of the profit or loss. All borrowing costs not qualifying for capitalisation are recognised in the statement of comprehensive income as a component of the profit or loss using the effective interest rate method.
3.16 Income tax
Income tax expense comprises current and deferred tax. Income tax expense is recognised in the statement of comprehensive income as a component of the profit or loss except to the extent that it relates to items recognised directly in equity or other comprehensive income, in which case it is recognised with the associated items on a net basis.
Current tax is the expected tax payable on the taxable income for the period using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous periods.
Deferred tax is recognised using the balance sheet method providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future and the Company is in a position to control the timing of the reversal of the temporary differences. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.
Additional income taxes that arise from the distribution of dividends are recognised at the same time as the liability to pay the related dividend is recognised. Deferred income tax assets and liabilities in the same jurisdiction are off-set in the statement of financial position only to the extent where the right to off-set legally exists.
3.17 Goods and services tax
All amounts (including cash flows) are shown exclusive of sales tax, value added tax (“VAT”) and goods and services tax (“GST”) to the extent reclaimable, except for receivables and payables that are stated inclusive of sales tax, VAT and GST.

ANNEX II
Pro Forma Closing Statement